Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS

AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NORTHSTAR REAL ESTATE INCOME II, INC.

(Exact Name of Company as Specified in its Charter)

DECEMBER 31, 2017

Maryland	90-0916682
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

590 Madison Avenue, 34th Floor, New York, NY 10022

(Address of Principal Executive Offices, Including Zip Code)

(212) 547-2600

(Company’s Telephone Number, Including Area Code)

NORTHSTAR REAL ESTATE INCOME II, INC.

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Colony NorthStar Credit Real Estate, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of NorthStar Real Estate Income II, Inc. (a Maryland corporation) and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2012.

New York, New York

March 23, 2018

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$58,213	$78,081
Restricted cash	63,830	69,699
Real estate debt investments, net	793,449	806,485
Operating real estate, net	393,276	399,237
Investments in unconsolidated ventures (refer to Note 5)	253,152	299,681
Real estate securities, available for sale	95,756	86,937
Receivables, net	13,111	12,001
Deferred costs and other assets, net	38,965	31,151
Loan collateral receivable, related party	23,728	23,728

Total assets(1)	$1,733,480	$1,807,000

Liabilities
Mortgage and other notes payable, net	$384,404	$376,181
Credit facilities	355,407	241,407
Securitization bonds payable, net	79,634	191,315
Due to related party (refer to Note 8)	6,841	5,347
Accounts payable and accrued expenses	5,421	3,727
Escrow deposits payable	38,541	40,720
Distribution payable	6,704	6,618
Deferred purchase price, net	—	19,523
Other liabilities	4,995	10,771

Total liabilities(1)	881,947	895,609

Commitments and contingencies
Equity
NorthStar Real Estate Income II, Inc. Stockholders’ Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding as of December 31, 2017 and 2016	—	—
Class A common stock, $0.01 par value, 320,000,000 shares authorized, 97,740,433 and 96,892,562 shares issued and outstanding as of December 31, 2017 and 2016, respectively	977	969
Class T common stock, $0.01 par value, 80,000,000 shares authorized, 17,202,405 and 16,881,086 shares issued and outstanding as of December 31, 2017 and 2016, respectively	172	169
Additional paid-in capital	1,021,851	1,011,599
Retained earnings (accumulated deficit)	(177,213)	(104,649)
Accumulated other comprehensive income (loss)	3,920	1,164

Total NorthStar Real Estate Income II, Inc. stockholders’ equity	849,707	909,252
Non-controlling interests	1,826	2,139

Total equity	851,533	911,391

Total liabilities and equity	$1,733,480	$1,807,000

(1)

Represents the consolidated assets and liabilities of NorthStar Real Estate Income Operating Partnership II, LP (the “Operating Partnership”). The Operating Partnership is a consolidated variable interest entity (“VIE”), of which the Company is the sole general partner and owns approximately 99.98%. As of December 31, 2017, the Operating Partnership includes $135.9 million and $99.4 million of assets and liabilities, respectively, of certain VIEs that are consolidated by the Operating Partnership. Refer to Note 2, “Summary of Significant Accounting Policies.”

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and Shares in Thousands, Except Per Share Data)

	Year Ended December 31,
	2017	2016	2015
Net interest income
Interest income	$70,857	$64,333	$35,555
Interest expense	(21,122)	(15,475)	(10,001)

Net interest income	49,735	48,858	25,554
Property and other revenues
Rental and other income	43,606	43,121	19,603

Total property and other revenues	43,606	43,121	19,603
Expenses
Asset management and other fees - related party	21,381	20,222	16,463
Mortgage notes interest expense	14,327	13,612	6,778
Transaction costs	5,609	1,681	7,022
Property operating expenses	12,838	13,557	5,860
General and administrative expenses (refer to Note 8)	14,042	9,964	8,275
Depreciation and amortization	18,772	20,745	11,812

Total expenses	86,969	79,781	56,210

Other income (loss)
Unrealized gain (loss) on investments	(27,773)	553	—
Realized gain (loss) on investments	(650)	(34)	—

Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(22,051)	12,717	(11,053)
Equity in earnings (losses) of unconsolidated ventures	30,166	11,611	6,021
Income tax benefit (expense)	(1,867)	(1,879)	(359)

Net income (loss)	6,248	22,449	(5,391)
Net (income) loss attributable to non-controlling interests	(119)	(84)	54

Net income (loss) attributable to NorthStar Real Estate Income II, Inc. common stockholders	$6,129	$22,365	$(5,337)

Net income (loss) per share of common stock, basic/diluted	$0.05	$0.22	$(0.09)

Weighted average number of shares of common stock outstanding, basic/diluted	114,631	102,712	62,370

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

	Years Ended December 31,
	2017	2016	2015
Net income (loss)	$6,248	$22,449	$(5,391)
Other comprehensive income (loss)
Unrealized gain (loss) on real estate securities, available for sale	2,756	1,607	(443)

Total other comprehensive income (loss)	2,756	1,607	(443)

Comprehensive income (loss)	9,004	24,056	(5,834)
Comprehensive (income) loss attributable to non-controlling interests	(119)	(84)	54

Comprehensive income (loss) attributable to NorthStar Real Estate Income II, Inc. common stockholders	$8,885	$23,972	$(5,780)

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars and Shares in Thousands)

	Common Stock				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Company’s Stockholders’ Equity	Non-controlling Interests	Total Equity
	Class A		Class T
	Shares	Amount	Shares	Amount
Balance as of December 31, 2014	30,965	$310	—	$—	$273,151	$(7,321)	$—	$266,140	$2	$266,142
Net proceeds from issuance of common stock	51,752	517	1,793	18	478,289	—	—	478,824	—	478,824
Issuance and amortization of equity-based compensation	11	—	—	—	89	—	—	89	—	89
Non-controlling interests - contributions	—	—	—	—	—	—	—	—	2,404	2,404
Non-controlling interests - distributions	—	—	—	—	—	—	—	—	(25)	(25)
Other comprehensive income (loss)	—	—	—	—	—	—	(443)	(443)	—	(443)
Distributions declared	—	—	—	—	—	(43,501)	—	(43,501)	—	(43,501)
Proceeds from distribution reinvestment plan	2,011	20	—	—	19,152	—	—	19,172	—	19,172
Shares redeemed for cash	(222)	(2)	—	—	(2,187)	—	—	(2,189)	—	(2,189)
Net income (loss)	—	—	—	—	—	(5,337)	—	(5,337)	(54)	(5,391)

Balance as of December 31, 2015	84,517	$845	1,793	$18	$768,494	$(56,159)	$(443)	$712,755	$2,327	$715,082
Net proceeds from issuance of common stock	10,346	104	14,781	148	220,316	—	—	220,568	—	220,568
Issuance and amortization of equity-based compensation	19	—	—	—	164	—	—	164	—	164
Non-controlling interests - distributions	—	—	—	—	—	—	—	—	(272)	(272)
Other comprehensive income (loss)	—	—	—	—	—	—	1,607	1,607	—	1,607
Distributions declared	—	—	—	—	—	(70,855)	—	(70,855)	—	(70,855)
Proceeds from distribution reinvestment plan	3,007	30	315	3	32,110	—	—	32,143	—	32,143
Shares redeemed for cash	(996)	(10)	(8)	—	(9,485)	—	—	(9,495)	—	(9,495)
Net income (loss)	—	—	—	—	—	22,365	—	22,365	84	22,449

Balance as of December 31, 2016	96,893	$969	16,881	$169	$1,011,599	$(104,649)	$1,164	$909,252	$2,139	$911,391
Accretion of distribution fees on Class T shares	—	—	—	—	(293)	—	—	(293)	—	(293)
Issuance and amortization of equity-based compensation	30	—	—	—	259	—	—	259	—	259
Non-controlling interests - distributions	—	—	—	—	—	—	—	—	(432)	(432)
Other comprehensive income (loss)	—	—	—	—	—	—	2,756	2,756	—	2,756
Distributions declared	—	—	—	—	—	(78,693)	—	(78,693)	—	(78,693)
Proceeds from distribution reinvestment plan	2,416	24	431	4	26,350	—	—	26,378	—	26,378
Shares redeemed for cash	(1,599)	(16)	(110)	(1)	(16,064)	—	—	(16,081)	—	(16,081)
Net income (loss)	—	—	—	—	—	6,129	—	6,129	119	6,248

Balance as of December 31, 2017	97,740	$977	17,202	$172	$1,021,851	$(177,213)	$3,920	$849,707	$1,826	$851,533

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income (loss)	$6,248	$22,449	$(5,391)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (earnings) losses of unconsolidated ventures	(30,166)	(11,611)	(6,021)
Amortization of equity-based compensation	259	164	89
Amortization of deferred financing costs	3,317	1,697	793
Amortization of fees / accretion of discount on investments	(4,029)	(2,136)	949
Amortization of above/below market leases	275	460	152
Depreciation and amortization	18,772	20,745	11,812
Unrealized (gain) loss on investments	27,773	(553)	—
Realized (gain) loss on investments	650	34	—
Distributions of cumulative earnings from unconsolidated ventures (refer to Note 5)	27,375	11,611	6,021
Straight line rental income	(1,327)	(1,357)	(488)
Deferred income tax (benefit) expense	(15,136)	(207)	137
Other non-cash adjustments	—	(128)	—
Changes in assets and liabilities:
Restricted cash	97	(1,165)	(218)
Receivables, net	217	(473)	(1,846)
Deferred costs and other assets, net	(6,725)	(3,337)	(1,736)
Due to related party	1,201	(440)	(491)
Accounts payable and accrued expenses	1,694	(1,308)	4,743
Other liabilities	184	146	3,473

Net cash provided by (used in) operating activities	30,679	34,591	11,978

Cash flows from investing activities:
Acquisition of real estate debt investments, net	—	(37,912)	—
Origination and funding of real estate debt investments, net	(193,783)	(211,549)	(420,519)
Proceeds from sale of real estate debt investments	—	212,329	—
Repayment on real estate debt investments	206,341	94,544	52,830
Loan collateral receivable, related party	—	(24,933)	—
Repayment on loan collateral receivable, related party	—	1,205	—
Acquisition of operating real estate	—	—	(405,973)
Improvements to operating real estate	(4,810)	(8,475)	(679)
Investment in unconsolidated ventures (refer to Note 5)	(73,467)	(308,928)	(59,622)
Acquisition of real estate securities, available for sale	(1,556)	(64,180)	(18,310)
Distributions in excess of cumulative earnings from unconsolidated ventures (refer to Note 5)	74,842	70,458	18,453
Deferred costs and other assets, net	—	—	(40,956)
Other liabilities	—	—	2,729
Change in restricted cash	2,347	(1,236)	(12,580)

Net cash provided by (used in) investing activities	9,914	(278,677)	(884,627)

Cash flows from financing activities:
Borrowings from credit facilities	141,853	138,947	215,357
Repayment on credit facilities	(27,853)	(359,308)	(31,452)
Borrowings from mortgage and other notes payable	7,495	5,670	372,368
Repayment on securitization bonds	(113,155)	—	—
Proceeds from securitization bonds	—	193,980	—
Net proceeds from issuance of common stock	—	225,450	478,289
Net proceeds from issuance of common stock, related party	—	1,890	804
Shares redeemed for cash	(16,081)	(9,495)	(2,189)
Distributions paid on common stock	(78,607)	(69,240)	(40,211)
Proceeds from distribution reinvestment plan	26,378	32,143	19,172
Payment of deferred financing costs	(1,305)	(3,687)	(3,638)
Change in restricted cash	1,246	(13,781)	—
Contributions from non-controlling interests	—	—	2,404
Distributions to non-controlling interests	(432)	(272)	(25)

Net cash provided by (used in) financing activities	(60,461)	142,297	1,010,879

Net increase (decrease) in cash and cash equivalents	(19,868)	(101,789)	138,230
Cash and cash equivalents—beginning of period	78,081	179,870	41,640

Cash and cash equivalents—end of period	$58,213	$78,081	$179,870

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in Thousands)

	Year Ended December 31,
	2017	2016	2015
Supplemental disclosure of cash flow information:
Cash paid for interest	$31,024	$26,506	$14,530
Cash paid for income taxes	18,876	2,905	38
Supplemental disclosure of non-cash investing and financing activities:
Accrued cost of capital	$293	$5,234	677
Subscriptions receivable, gross	—	—	1,685
Distribution payable	6,704	6,618	5,003
Accrual of distribution payable	—	—	19
Escrow deposits payable	2,179	4,889	15,693
Non-cash related to PE Investments (refer to Note 5)	707	24,037	13,696
CRE debt investment payoff due from servicer	—	—	1,937
Reclassification of deferred financing costs to mortgage and other notes payable, net	—	—	2,490

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Organization

NorthStar Real Estate Income II, Inc. (the “Company”) was formed to originate, acquire and asset manage a diversified portfolio of commercial real estate (“CRE”) debt, equity and securities investments predominantly in the United States. CRE debt investments include first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans and preferred equity interests. Real estate equity investments include the Company’s direct ownership in properties, which may be structurally senior to a third-party partner’s equity, as well as indirect interests in real estate through real estate private equity funds (“PE Investments”). CRE securities primarily consist of commercial mortgage-backed securities (“CMBS”) and may include unsecured real estate investment trust (“REIT”) debt, collateralized debt obligation (“CDO”) notes and other securities. The Company may also invest internationally. In addition, the Company owns investments through joint ventures. The Company was formed in December 2012 as a Maryland corporation and commenced operations in September 2013. The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with the taxable year ended December 31, 2013. The Company conducts its operations so as to continue to qualify as a REIT for U.S. federal income tax purposes.

As of December 31, 2017, the Company was externally managed and had no employees. Prior to January 11, 2017, the Company was managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM) (“NSAM”). Effective January 10, 2017, NSAM completed its previously announced merger with Colony Capital, Inc. (“Colony”), NorthStar Realty Finance Corp. (“NorthStar Realty”), and Colony NorthStar, Inc. (“Colony NorthStar”), a wholly-owned subsidiary of NSAM, which the Company refers to as the mergers, with Colony NorthStar surviving the mergers and succeeding NSAM as the Company’s sponsor (the “Sponsor”). As a result of the mergers, the Sponsor became an internally-managed equity REIT, with a diversified real estate and investment management platform and publicly-traded on the NYSE under the ticker symbol “CLNS.” In addition, following the mergers, CNI NSII Advisors, LLC (formerly known as NSAM J-NSII Ltd, an affiliate of NSAM), (the “Advisor”), became a subsidiary of Colony NorthStar. The Advisor manages the Company’s day-to-day operations pursuant to an advisory agreement. The mergers had no material impact on the Company’s operations.

Colony NorthStar manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded REITs and registered investment companies.

Substantially all of the Company’s business is conducted through NorthStar Real Estate Income Operating Partnership II, LP (the “Operating Partnership”). The Company is the sole general partner and a limited partner of the Operating Partnership. The other limited partners of the Operating Partnership are NS Real Estate Income Advisor II, LLC (the “Prior Advisor”) and NorthStar OP Holdings II, LLC (the “Special Unit Holder”), each an affiliate of the Sponsor. The Prior Advisor invested $1,000 in the Operating Partnership in exchange for common units and the Special Unit Holder invested $1,000 in the Operating Partnership and was issued a separate class of limited partnership units (the “Special Units”), which are collectively recorded as non-controlling interests on the consolidated balance sheets as of December 31, 2017 and 2016. As the Company accepted subscriptions for shares in its continuous public offering, which closed in November 2016, it contributed substantially all of the net proceeds to the Operating Partnership as a capital contribution. As of December 31, 2017, the Company’s limited partnership interest in the Operating Partnership was 99.98%.

The Company’s charter authorizes the issuance of up to 400.0 million shares of common stock with a par value of $0.01 per share, of which 320.0 million are designated as Class A shares and 80.0 million are designated as Class T shares, and up to 50.0 million shares of preferred stock with a par value of $0.01 per share. The board of directors of the Company is authorized to amend its charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

On December 18, 2012, as part of its formation, the Company issued 22,223 shares of Class A common stock to NorthStar Realty for $0.2 million. On May 6, 2013, the Company’s registration statement on Form S-11 with the U.S. Securities and Exchange Commission (the “SEC”) was declared effective. Pursuant to such registration statement, the Company offered a maximum of $1.65 billion in any combination of Class A and Class T shares of common stock, excluding the initial shares, in a continuous, public offering, of which up to $1.5 billion in shares were offered pursuant to its primary offering (the “Primary Offering”) to the public and up to $150.0 million in shares were offered pursuant to its distribution reinvestment plan (the “DRP”), which are herein collectively referred to as the Offering.

The Company retained NorthStar Securities, LLC (the “Dealer Manager”), formerly a subsidiary of NSAM that became a subsidiary of the Sponsor upon completion of the mergers, to serve as the dealer manager responsible for marketing the shares offered pursuant to the Primary Offering. On September 18, 2013, the Company commenced operations by satisfying the minimum offering requirement in its Primary Offering as a result of NorthStar Realty purchasing 222,223 Class A shares of common stock for $2.0 million.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Primary Offering closed effective November 9, 2016. Following the Primary Offering and until its suspension as described below, the Company continued to offer and sell shares pursuant to the DRP at the most recently disclosed estimated value per share of each share class. Prior to the closing of the Primary Offering, $150.0 million of the unsold shares remaining from the Primary Offering were allocated to the DRP, for a total of $300.0 million in shares offered pursuant to the DRP. The Company may amend, suspend or terminate the DRP for any reason, except to eliminate a participant’s ability to withdraw from the DRP, upon ten days written notice. On August 25, 2017, in connection with the entry into the Original Combination Agreement (defined below), the Company’s board of directors, including all of its independent directors, voted to suspend the DRP until further notice. Pursuant to the terms of the DRP, the suspension went into effect prior to the monthly distributions paid on or about October 1, 2017 and as a result, all stockholders will receive only cash distributions through the completion of the Combination (defined below) unless and until the DRP is reinstated.

From inception through January 31, 2018, the Company raised total gross proceeds of $1.2 billion pursuant to the Offering, including gross proceeds of $81.7 million pursuant to the DRP.

On August 25, 2017, the Company entered into a master combination agreement (the “Original Combination Agreement”) with, among others, Colony Capital Operating Company, LLC, (“CLNS OP”), the operating company of the Sponsor, and NorthStar Real Estate Income I, Inc. (“NorthStar Income”), a company managed by an affiliate of the Sponsor, pursuant to which a select portfolio of the assets and liabilities of the Sponsor would be combined with all of the assets and liabilities of the Company and substantially all of the assets and liabilities of NorthStar Income in an all-stock combination transaction to create an externally managed commercial real estate credit REIT (the transactions collectively referred to as the “Combination”). On November 20, 2017, the parties amended and restated the Original Combination Agreement (the “Combination Agreement”). The Combination, which had been unanimously approved by the special committees and the boards of directors of both the Company and NorthStar Income and approved by the board of directors of the Sponsor, closed on January 31, 2018, at which time the Company merged with and into Colony NorthStar Credit Real Estate, Inc. (“CLNC”), with CLNC continuing as the surviving corporation.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Operating Partnership and their consolidated subsidiaries. The Company consolidates variable interest entities (“VIEs”), if any, where the Company is the primary beneficiary and voting interest entities which are generally majority owned or otherwise controlled by the Company. All significant intercompany balances are eliminated in consolidation.

Variable Interest Entities

A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. The Company bases its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity. The Company reassesses its initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of the Company and the other interests. The Company reassesses its determination of whether it is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company evaluates its investments and financings, including investments in unconsolidated ventures and securitization financing transactions, if any, to determine whether each investment or financing is a VIE. The Company analyzes new investments and financings, as well as reconsideration events for existing investments and financings, which vary depending on type of investment or financing.

The most significant consolidated VIEs are the Operating Partnership and certain properties that have non-controlling interests. These entities are VIEs because the non-controlling interests do not have substantive kick-out or participating rights. The Company consolidates these entities because it controls all significant business activities.

The Operating Partnership consolidates certain properties that have non-controlling interests. Included in operating real estate, net on the Company’s consolidated balance sheet as of December 31, 2017 is $119.5 million related to such consolidated VIEs. Included in mortgage and other notes payable, net on the Company’s consolidated balance sheet as of December 31, 2017 is $95.2 million, collateralized by the real estate assets of the related consolidated VIEs.

As of December 31, 2017, the Company identified unconsolidated VIEs related to its CRE debt investments, an investment in a mezzanine loan through a joint venture, PE Investments and CRE securities. Assets of each of the VIEs may only be used to settle obligations of the respective VIE. Creditors of each of the VIEs have no recourse to the general credit of the Company.

The following table presents the Company’s classification, carrying value and maximum exposure of unconsolidated VIEs as of December 31, 2017 (dollars in thousands):

	Carrying Value	Maximum Exposure to Loss(1)
Real estate debt investments, net	$160,455	$165,731
Investments in unconsolidated ventures	253,152	259,317
Real estate securities, available for sale	95,756	95,756

Total assets of unconsolidated VIEs	$509,363	$520,804

(1)

As of December 31, 2017, maximum exposure to loss includes future funding commitments of $5.3 million for real estate debt investments, net and $6.2 million for an investment in a mezzanine loan through a joint venture.

Based on management’s analysis, the Company determined that it is not the primary beneficiary of the above VIEs. Accordingly, the VIEs are not consolidated in the Company’s financial statements as of December 31, 2017. The Company did not provide financial support to the unconsolidated VIEs during the year ended December 31, 2017. As of December 31, 2017, there were no explicit arrangements or implicit variable interests that could require the Company to provide financial support to the unconsolidated VIEs outside of the future funding commitments disclosed above.

Voting Interest Entities

A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If the Company has a majority voting interest in a voting interest entity, the entity will generally be consolidated. The Company does not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party or a simple majority vote.

The Company performs on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investments in Unconsolidated Ventures

A non-controlling, unconsolidated ownership interest in an entity may be accounted for using the equity method or the cost method, and for either method, the Company may elect the fair value option. The Company will account for an investment in an unconsolidated entity that does not qualify for equity method accounting or for which the fair value option was not elected using the cost method if the Company determines that it does not have significant influence. Under the cost method, equity in earnings is recorded as dividends are received to the extent they are not considered a return of capital, which is recorded as a reduction of cost of the investment.

Under the equity method, the investment is adjusted each period for capital contributions and distributions and its share of the entity’s net income (loss). Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of preferred returns and allocation formulas, if any, as described in such governing documents. Equity method investments are recognized using a cost accumulation model in which the investment is recognized based on the cost to the investor, which includes acquisition fees. The Company records as an expense certain acquisition costs and fees associated with consolidated investments deemed to be business combinations and capitalizes these costs for investments deemed to be acquisitions of an asset, including an equity method investment.

The Company may account for an investment in an unconsolidated entity at fair value by electing the fair value option. The Company elected the fair value option for PE Investments. The Company records the change in fair value for its share of the projected future cash flow of such investments from one period to another in equity in earnings (losses) of unconsolidated ventures in the consolidated statements of operations. Any change in fair value attributed to market related assumptions is considered unrealized gain (loss).

Non-controlling Interests

A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to the Company. A non-controlling interest is required to be presented as a separate component of equity on the consolidated balance sheets and presented separately as net income (loss) and comprehensive income (loss) attributable to non-controlling interests. An allocation to a non-controlling interest may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.

Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.

Comprehensive Income (Loss)

The Company reports consolidated comprehensive income (loss) in separate statements following the consolidated statements of operations. Comprehensive income (loss) is defined as the change in equity resulting from net income (loss) and other comprehensive income (loss) (“OCI”). The only component of OCI is unrealized gain (loss) on CRE securities available for sale for which the fair value option was not elected.

Fair Value Option

The fair value option provides an election that allows a company to irrevocably elect to record certain financial assets and liabilities at fair value on an instrument-by-instrument basis at initial recognition. The Company has elected the fair value option for PE Investments. Any change in fair value for assets and liabilities for which the election is made is recognized in earnings.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity date of three months or less to be cash equivalents. Cash, including amounts restricted, may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash and cash equivalents with major financial institutions. To date, the Company has not experienced any losses on cash and cash equivalents.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Restricted Cash

Restricted cash consists of amounts related to loan origination (escrow deposits) and operating real estate (escrows for taxes, insurance, capital expenditures and payments required under certain lease agreements).

Real Estate Debt Investments

CRE debt investments are generally intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium and discount. CRE debt investments that are deemed to be impaired are carried at amortized cost less a loan loss reserve, if deemed appropriate, which approximates fair value. CRE debt investments where the Company does not have the intent to hold the loan for the foreseeable future or until its expected payoff are classified as held for sale and recorded at the lower of cost or estimated fair value.

The Company may syndicate a portion of the CRE debt investments that it originates or sell the CRE debt investments individually. When a transaction meets the criteria for sale accounting, the Company will no longer recognize the CRE debt investment sold as an asset and will recognize gain or loss based on the difference between the sales price and the carrying value of the CRE debt investment sold. Any related unamortized deferred origination fees, original issue discounts, loan origination costs, discounts or premiums at the time of sale are recognized as an adjustment to the gain or loss on sale, which is included in interest income on the consolidated statement of operations. Any fees received at the time of sale or syndication are recognized as part of interest income.

Operating Real Estate

Operating real estate is carried at historical cost less accumulated depreciation. Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their useful life. The Company accounts for purchases of operating real estate that qualify as business combinations using the acquisition method, where the purchase price is allocated to tangible assets such as land, building, improvements and other identified intangibles. Costs directly related to an acquisition deemed to be a business combination are expensed and included in transaction costs in the consolidated statements of operations.

Operating real estate is depreciated using the straight-line method over the estimated useful lives of the assets, summarized as follows:

Category:	Term:
Building	40 years
Building improvements	Lesser of the useful life or remaining life of the building
Land improvements	10 to 30 years
Tenant improvements	Lesser of the useful life or remaining term of the lease
Furniture, fixtures and equipment	3 to 10 years

Real Estate Securities

The Company classifies its CRE securities investments as available for sale on the acquisition date, which are carried at fair value. Unrealized gains (losses) are recorded as a component of accumulated OCI in the consolidated statements of equity.

Deferred Costs

Deferred costs primarily include deferred financing costs and deferred lease costs. Deferred financing costs represent commitment fees, legal and other third-party costs associated with obtaining financing. Costs related to revolving credit facilities are recorded in deferred costs and other assets, net and are amortized to interest expense using the straight-line basis over the term of the facility. Costs related to other borrowings are recorded net against the carrying value of such borrowings and are amortized to interest expense using the effective interest method. Unamortized deferred financing costs are expensed to realized gain (loss) when the associated facility is repaid before maturity. Costs incurred in seeking financing transactions, which do not close, are expensed in the period in which it is determined that the financing will not occur. Deferred lease costs consist of fees incurred to initiate and renew operating leases, which are amortized on a straight-line basis over the remaining lease term and are recorded to depreciation and amortization in the consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Identified Intangibles

The Company records acquired identified intangibles, which includes intangible assets (such as the value of the above-market leases, in-place leases, and other intangibles) and intangible liabilities (such as the value of below market leases), based on estimated fair value. The value allocated to the identified intangibles are amortized over the remaining lease term. Above/below-market leases are amortized into rental income, below-market ground leases are amortized into real estate properties-operating expense and in-place leases are amortized into depreciation and amortization expense. Identified intangible assets are recorded in deferred costs and other assets, net, and identified intangible liabilities are recorded in other liabilities on the accompanying consolidated balance sheets. As of December 31, 2017, the weighted average amortization period for above-market leases, below-market leases and in-place lease costs is 6.7 years, 2.7 years and 4.0 years, respectively.

The following table presents a summary of intangible assets and intangible liabilities, presented in deferred costs and other assets, net and other liabilities, respectively, on the consolidated balance sheets, as of December 31, 2017 and 2016 (dollars in thousands):

	December 31, 2017				December 31, 2016
	Intangible Assets			Intangible Liabilities	Intangible Assets			Intangible Liabilities
	In-place Leases	Above- market Leases	Total	Below- market Leases	In-place Leases	Above- market Leases	Total	Below- market Leases
Gross amount	$35,701	$5,255	$40,956	$2,729	$35,701	$5,255	$40,956	$2,729
Accumulated amortization	(23,602)	(2,422)	(26,024)	(1,536)	(16,298)	(1,541)	(17,839)	(930)

Total	$12,099	$2,833	$14,932	$1,193	$19,403	$3,714	$23,117	$1,799

The Company recorded amortization of acquired above-market leases, net of acquired below-market leases of $0.3 million, $0.5 million, and $0.2 million for the years ended December 31, 2017, 2016, and 2015, respectively. Amortization of acquired in-place leases intangible assets was $7.3 million, $9.7 million, and $6.6 million for the years ended December 31, 2017, 2016, and 2015, respectively.

The following table presents annual amortization of intangible assets and liabilities (dollars in thousands):

	Intangible Assets			Intangible Liabilities
Years Ending December 31:	In-place Leases, net(1)	Above- market Leases, net(1)	Total	Below- market Leases, net(1)
2018	$4,777	$820	$5,597	$549
2019	2,890	522	3,412	337
2020	1,646	315	1,961	203
2021	1,018	202	1,220	73
2022	723	165	888	31
Thereafter	1,045	809	1,854	—

Total	$12,099	$2,833	$14,932	$1,193

(1)	Identified intangibles will be amortized through periods ending May 2028.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred Costs and Other Assets, Net and Other Liabilities

The following table presents a summary of deferred costs and other assets, net and other liabilities as of December 31, 2017 and 2016 (dollars in thousands):

	December 31, 2017	December 31, 2016
Deferred costs and other assets, net
Intangible assets, net(1)	$14,932	$23,117
Deferred financing costs, net - credit facilities	2,101	1,911
Deferred commissions and leasing costs	5,254	3,446
Prepaid expenses	5,751	1,527
Deferred tax asset	10,858	1,077
Other	69	73

Total	$38,965	$31,151

Other liabilities:
Intangible liabilities, net(2)	1,193	1,799
Tenant security deposits	1,462	1,439
Tenant prepaid rent	2,081	1,797
Deferred tax liability(3)	—	5,355
Other	259	381

Total	$4,995	$10,771

(1)	Represents in-place leases and above-market leases, net.
(2)	Represents below-market leases, net.
(3)

Includes $4.3 million of tax related liabilities assumed upon the purchase of PE Investment III. Refer to Note 5, “Investments in Unconsolidated Ventures,” for additional information on PE Investment III.

Acquisition Fees and Expenses

The total of all acquisition fees and expenses for an investment, including acquisition fees to the Advisor, cannot exceed, in the aggregate, 6.0% of the contract purchase price of such investment unless such excess is approved by a majority of the Company’s directors, including a majority of its independent directors. For the year ended December 31, 2017, total acquisition fees and expenses did not exceed the allowed limit for any investment. An acquisition fee incurred related to an equity investment will generally be expensed as incurred. An acquisition fee paid to the Advisor related to the acquisition of an equity or debt investment in an unconsolidated joint venture is included in investments in unconsolidated ventures on the consolidated balance sheets. An acquisition fee paid to the Advisor related to the origination or acquisition of debt investments is included in debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method. The Company records as an expense certain acquisition costs and fees associated with transactions deemed to be business combinations in which it consolidates the asset and capitalizes these costs for transactions deemed to be acquisitions of an asset, including an equity investment.

Revenue Recognition

Real Estate Debt Investments

Interest income is recognized on an accrual basis and any related premium, discount, origination costs and fees are amortized over the life of the investment using the effective interest method. The amortization is reflected as an adjustment to interest income in the consolidated statements of operations. The amortization of a premium or accretion of a discount is discontinued if such loan is reclassified to held for sale.

Operating Real Estate

Rental and other income from operating real estate is derived from the leasing of space to various types of tenants. Rental revenue recognition commences when the tenant takes legal possession of the leased space and the leased space is substantially ready for its intended use. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases is recognized on a straight-line basis over the term of the respective

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

leases. The excess of rent recognized over the amount contractually due pursuant to the underlying leases is included in receivables on the consolidated balance sheets. The Company amortizes any tenant inducements as a reduction of revenue utilizing the straight-line method over the term of the lease. Other income represents revenue from tenant/operator leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by the Company on behalf of the respective property. This revenue is recognized in the same period as the expenses are incurred.

In a situation in which a lease(s) associated with a significant tenant have been, or are expected to be, terminated early, the Company evaluates the remaining useful life of depreciable or amortizable assets in the asset group related to the lease that will be terminated (i.e., tenant improvements, above- and below-market lease intangibles, in-place lease value and deferred leasing costs). Based upon consideration of the facts and circumstances surrounding the termination, the Company may write-off or accelerate the depreciation and amortization associated with the asset group. Such amounts are included within rental and other income for above- and below-market lease intangibles and depreciation and amortization for the remaining lease related asset groups in the consolidated statements of operations.

Real Estate Securities

Interest income is recognized using the effective interest method with any premium or discount amortized or accreted through earnings based on expected cash flow through the expected maturity date of the security. Changes to expected cash flow may result in a change to the yield which is then applied retrospectively for high-credit quality securities that cannot be prepaid or otherwise settled in such a way that the holder would not recover substantially all of the investment or prospectively for all other securities to recognize interest income.

Credit Losses and Impairment on Investments

Real Estate Debt Investments

Loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all principal and interest amounts due according to the contractual terms. The Company assesses the credit quality of the portfolio and adequacy of loan loss reserves on a quarterly basis or more frequently as necessary. Significant judgment of the Company is required in this analysis. The Company considers the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the quality and financial condition of the borrower and the competitive situation of the area where the underlying collateral is located. Because this determination is based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a loan loss reserve is recorded with a corresponding charge to provision for loan losses. The loan loss reserve for each loan is maintained at a level that is determined to be adequate by management to absorb probable losses.

Income recognition is suspended for a loan at the earlier of the date at which payments become 90-days past due or when, in the opinion of the Company, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments are applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest is recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Interest accrued and not collected will be reversed against interest income. A loan is written off when it is no longer realizable and/or legally discharged. As of December 31, 2017, the Company did not have any impaired CRE debt investments.

Operating Real Estate

The Company’s real estate portfolio is reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of its operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value is considered impaired if the Company’s estimate of the aggregate expected future undiscounted cash flow generated by the property is less than the carrying value. In conducting this review, the Company considers U.S. macroeconomic factors, real estate sector conditions and asset specific and other factors. To the extent an impairment has occurred, the loss is measured as the excess of the carrying value of the property over the estimated fair value and recorded in impairment on operating real estate in the consolidated statements of operations. As of December 31, 2017, the Company did not have any impaired operating real estate.

An allowance for a doubtful account for a tenant receivable is established based on a periodic review of aged receivables resulting from estimated losses due to the inability of tenants to make required rent and other payments contractually due. Additionally, the Company establishes, on a current basis, an allowance for future tenant credit losses on unbilled rent receivable based on an evaluation of the collectability of such amounts.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Real Estate Securities

CRE securities for which the fair value option is elected are not evaluated for other-than-temporary impairment (“OTTI”) as any change in fair value is recorded in the consolidated statements of operations. Realized losses on such securities are reclassified to realized gain (loss) on investments as losses occur.

CRE securities for which the fair value option is not elected are evaluated for OTTI quarterly. Impairment of a security is considered to be other-than-temporary when: (i) the holder has the intent to sell the impaired security; (ii) it is more likely than not the holder will be required to sell the security; or (iii) the holder does not expect to recover the entire amortized cost of the security. When a CRE security has been deemed to be other-than-temporarily impaired due to (i) or (ii), the security is written down to its fair value and an OTTI is recognized in the consolidated statements of operations. In the case of (iii), the security is written down to its fair value and the amount of OTTI is then bifurcated into: (a) the amount related to expected credit losses; and (b) the amount related to fair value adjustments in excess of expected credit losses. The portion of OTTI related to expected credit losses is recognized in the consolidated statements of operations. The remaining OTTI related to the valuation adjustment is recognized as a component of accumulated OCI in the consolidated statements of equity. CRE securities which are not high-credit quality are considered to have an OTTI if the security has an unrealized loss and there has been an adverse change in expected cash flow. The amount of OTTI is then bifurcated as discussed above. As of December 31, 2017, the Company did not have any OTTI recorded on its CRE securities.

Foreign Currency

Assets and liabilities denominated in a foreign currency for which the functional currency is a foreign currency are translated using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are translated into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency translation adjustment is recorded as a component of accumulated OCI in the consolidated statements of equity.

Assets and liabilities denominated in a foreign currency for which the functional currency is the U.S. dollar are remeasured using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are remeasured into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency remeasurement adjustment is recorded in unrealized gain (loss) on investments and other in the consolidated statements of operations.

As of December 31, 2017, the Company had no deferred purchase price obligations denominated in foreign currency related to its PE Investments. As of December 31, 2016, the Company had $5.2 million of deferred purchase price obligations denominated in foreign currency related to its PE Investments.

Equity-Based Compensation

The Company accounts for equity-based compensation awards using the fair value method, which requires an estimate of fair value of the award at the time of grant. All fixed equity-based awards to directors, which have no vesting conditions other than time of service, are amortized to compensation expense over the awards’ vesting period on a straight-line basis. Equity-based compensation is classified within general and administrative expense in the consolidated statements of operations.

Income Taxes

The Company elected to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code beginning in its taxable year ended December 31, 2013. Accordingly, the Company will generally not be subject to U.S. federal income tax to the extent of its distributions to stockholders as long as certain asset, income and share ownership tests are met. To maintain its qualification as a REIT, the Company must annually distribute at least 90.0% of its REIT taxable income to its stockholders and meet certain other requirements. The Company believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but there can be no assurance that these criteria will continue to be met in subsequent periods. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax and potential interest and penalties, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. The Company’s accounting policy with respect to interest and penalties is to classify these amounts as a component of income tax expense, where applicable. The Company has not recognized any such amounts related to uncertain tax positions for the years ended December 31, 2017, 2016, and 2015.

The Company may also be subject to certain state, local and franchise taxes. Under certain circumstances, U.S. federal income and excise taxes may be due on its undistributed taxable income.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company made joint elections to treat certain subsidiaries as taxable REIT subsidiaries (“TRS”) which may be subject to U.S. federal, state and local income taxes. In general, a TRS of the Company may perform non-customary services for tenants, hold assets that the REIT cannot hold directly and may engage in most real estate or non-real estate-related business.

Certain subsidiaries of the Company are subject to taxation by federal, state and local authorities for the periods presented. Income taxes are accounted for by the asset/liability approach in accordance with U.S. GAAP. Deferred taxes, if any, represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. Such amounts arise from differences between the financial reporting and tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates in the period which such changes are enacted. A provision for income tax represents the total of income taxes paid or payable for the current period, plus the change in deferred taxes. Current and deferred taxes are recorded on the portion of earnings (losses) recognized by the Company with respect to its interest in TRSs. Deferred income tax assets and liabilities are calculated based on temporary differences between the Company’s U.S. GAAP consolidated financial statements and the federal, state and local tax basis of assets and liabilities as of the consolidated balance sheet date. The Company evaluates the realizability of its deferred tax assets (e.g., net operating loss and capital loss carryforwards) and recognizes a valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of its deferred tax assets will not be realized. When evaluating the realizability of its deferred tax assets, the Company considers estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires the Company to forecast its business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in income tax benefit (expense) in the consolidated statements of operations.

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted, which provides for a reduction in the U.S. federal corporate income tax rate from 35% to 21% effective January 1, 2018. The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. The Company is still analyzing certain aspects of the TCJA and refining its calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts.

For the years ended December 31, 2017, 2016, and 2015, the Company recorded income tax expense of $1.9 million, $1.9 million, and $0.4 million, respectively. Additionally, as of December 31, 2017 the Company recorded a deferred tax asset of $10.9 million. As of December 31, 2016, the Company recorded a deferred tax asset of $1.1 million and a deferred tax liability of $5.4 million.

Transfers of Financial Assets

Sale accounting for transfers of financial assets requires the transfer of an entire financial asset, a group of financial assets in its entirety or if a component of the financial asset is transferred, that component meets the definition of a participating interest by having characteristics that mirror the original financial asset.

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. If the Company has any continuing involvement, rights or obligations with the transferred financial asset (outside of standard representations and warranties), sale accounting would require that the transfer meets the following sale conditions: (1) the transferred asset has been legally isolated; (2) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred asset; and (3) the Company does not maintain effective control over the transferred asset through an agreement that provides for (a) both an entitlement and an obligation by the Company to repurchase or redeem the asset before its maturity, or (b) the unilateral ability by the Company to reclaim the asset and a more than trivial benefit attributable to that ability, or (c) the transferee requiring the Company to repurchase the asset at a price so favorable to the transferee that it is probable the repurchase will occur.

If sale accounting is met, the transferred financial asset is removed from the balance sheet and a net gain or loss is recognized upon sale, taking into account any retained interests. Transfers of financial assets that do not meet the criteria for sale are accounted for as financing transactions, or secured borrowings.

As a result of the requirements of sale accounting, senior participations in first mortgage loans purchased in connection with a securitization financing transaction are recorded as Loan collateral receivable, related party, on the Company’s consolidated balance sheets. Refer to Note 7, “Borrowings,” for additional information.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Recent Accounting Pronouncements

Revenue Recognition—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, requiring a company to recognize as revenue the amount of consideration it expects to be entitled to in connection with the transfer of promised goods or services to customers. The Company has adopted the Revenue Recognition standard on its required effective date of January 1, 2018 using the modified retrospective approach, and has applied the guidance to contracts not yet completed as of the date of adoption. The new revenue standard specifically excludes revenue streams for which specific guidance is stipulated in other sections of the codification, therefore it will not impact rental income or interest income generated on financial instruments such as preferred equity investments. The Company is the lessor for triple net and gross leases classified as operating leases in which rental income and tenant reimbursements are recorded. The revenue from these leases are scoped out of the new revenue recognition guidance. All leases are accounted for under ASC 840 until the adoption of the new leasing guidance within ASC 842.

Financial Instruments—In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 addresses certain aspects of accounting and disclosure requirements of financial instruments, including the requirement that equity investments with readily determinable fair value be measured at fair value with changes in fair value recognized in results of operations. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company does not have any equity investments with readily determinable fair value recorded as available-for-sale. The Company does not believe that this guidance will have a material impact on its consolidated financial statements and related disclosures.

Leases—In February 2016, the FASB issued ASU No. 2016-02, Leases, which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The update will require that lessees and lessors capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. The new guidance is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements and is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

The Company expects to adopt the package of practical expedients under the guidance and the Company will not need to reassess whether any expired or expiring contracts contain leases; will not need to revisit lease classification for any expired or expiring leases; and will not need to reassess initial direct costs for any existing leases. In addition, the Company expects to adopt the practical expedient which allows lessors to consider lease and non-lease components as a single performance obligation to the extent that the timing and pattern of revenue recognition is the same and the lease is classified an operating lease. The Company continues to assess the potential effect the adoption of this guidance will have on its consolidated financial statements and related disclosures.

Equity Method of Accounting—In March 2016, the FASB issued ASU No. 2016-07, Investments- Equity Method and Joint Ventures (Topic 323), Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. The update requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. The update should be applied prospectively upon its effective date to increases in the level of ownership interests or degree of influence that results in the adoption of the equity method. The guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. The Company adopted the new guidance prospectively on January 1, 2017 and the adoption of this standard did not have a material impact on its consolidated financial statements and related disclosures.

Equity-Based Compensation—In March 2016, the FASB issued ASU No. 2016-09, Improvements to Share-Based Payment Accounting, which amends several aspects of the accounting for equity-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statements of cash flows. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2016. The Company adopted the new guidance prospectively on January 1, 2017 and the adoption of this standard did not have a material impact on its consolidated financial statements and related disclosures.

Credit Losses—In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments- Credit Losses, which changes the impairment model for certain financial instruments by requiring companies to recognize an allowance for expected losses, rather than incurred losses as required currently by the incurred loss approach. The guidance will apply to most financial assets measured at amortized cost and certain other instruments, including trade and other receivables, loans, held-to-maturity debt securities, net investments in leases and off-balance-sheet credit exposures (e.g., loan commitments). The new guidance is effective for reporting periods beginning after December 15, 2019 and will be applied as a cumulative adjustment to retained earnings as of the effective date. The Company is currently assessing the potential effect the adoption of this guidance will have on its consolidated financial statements and related disclosures.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cash Flow Classifications—In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which makes eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The new guidance requires adoption on a retrospective basis unless it is impracticable to apply, in which case the company would be required to apply the amendments prospectively as of the earliest date practicable. The Company does not believe that this guidance will have a material impact on its consolidated financial statements and related disclosures.

Restricted Cash—In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, which requires entities to show the changes in the total of cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. Entities will no longer be permitted to present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The guidance is effective for reporting periods beginning after December 15, 2017 and will be applied retrospectively to all periods presented. The Company expects the new guidance will result in a change in presentation of restricted cash on the face of the consolidated statement of cash flows; otherwise this guidance will not have a significant impact on the consolidated statements of cash flows and disclosures.

Business Combinations—In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business, which amends the guidance for determining whether a transaction involves the purchase or disposal of a business or an asset. The amendments clarify that when substantially all of the fair value of the gross assets acquired or disposed of is concentrated in a single identifiable asset or a group of similar identifiable assets, the set of transferred assets and activities is not a business. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The amendments in this update will be applied on a prospective basis. The Company expects that most acquisitions of real estate or in-substance real estate will not meet the revised definition of a business because substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets). A significant difference between the accounting for an asset acquisition and a business combination is that transaction costs are capitalized for an asset acquisition, rather than expensed for a business combination. The Company plans to adopt the standard on its required effective date of January 1, 2018. The Company does not believe that this guidance will have a material impact on its consolidated financial statements and related disclosures.

Derecognition and Partial Sales of Nonfinancial Assets- In February 2017, the FASB issued ASU No. 2017-05, Clarifying the Scope of Asset Derecognition and Accounting for Partial Sales of Nonfinancial Assets, which clarifies the scope and application of recently established guidance on recognition of gains and losses from derecognition of non-financial assets, and defines in-substance non-financial assets. In addition, the guidance clarifies the accounting for partial sales of non-financial assets to be more consistent with the accounting for sale of a business. Specifically, in a partial sale to a non-customer, when a non-controlling interest is received or retained, the latter is considered a non-cash consideration and measured at fair value, which would result in full gain or loss recognized upon sale. This guidance has the same effective date as the new revenue guidance, which is January 1, 2018, with early adoption permitted beginning January 1, 2017. Both the revenue guidance and this update must be adopted concurrently. While the transition method is similar to the new revenue guidance, either full retrospective or modified retrospective, the transition approach need not be aligned between both updates. The Company plans to adopt this standard on January 1, 2018, consistent with its adoption of the new revenue standard, using the modified retrospective approach. Under the new standard, if the Company sells a partial interest in its real estate assets to noncustomers or contributes real estate assets to unconsolidated ventures, and the Company retains a noncontrolling interest in the asset, such transactions could result in a larger gain on sale. The adoption of this standard could have a material impact to the Company’s results of operations in a period if the Company sells a significant partial interest in a real estate asset. There were no such sales for the year ended December 31, 2017.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Real Estate Debt Investments

The following table presents CRE debt investments as of December 31, 2017 (dollars in thousands):

				Weighted Average				Floating Rate as % of Principal Amount
Asset type:	Count	Principal Amount(1)(2)	Carrying Value(3)	Allocation by Investment Type(4)	Fixed Rate	Spread over LIBOR(5)	Total Unleveraged Current Yield
First mortgage loans(5) (6)	20	$659,327	$632,994	80.0%	—	5.20%	6.37%	100.0%
Subordinate interests(5)	3	164,877	160,455	20.0%	12.81%	12.75%	13.03%	17.4%

Total/ Weighted average	23	$824,204	$793,449	100.0%	12.81%	5.49%	7.72%	83.5%

(1)	Includes future funding commitments of $26.8 million for first mortgage loans and $5.3 million for subordinate interests.
(2)

During the year ended December 31, 2017, the Company originated six first mortgage loans with an aggregate committed principal balance of $199.9 million, including future funding commitments. During the year ended December 31, 2017, the Company received repayments on five first mortgage loans, one mezzanine loan, and one subordinate interest with aggregate committed principal balances of $161.0 million, $20.5 million, and $24.9 million, respectively.

(3)

Certain CRE debt investments serve as collateral for financing transactions, including carrying value of $498.3 million for Term Loan Facilities, as defined in Note 7, “Borrowings,” and other notes payable as well as $134.7 million for a securitization financing transaction executed in November 2016, Securitization 2016-1, as defined in Note 7. The remainder is unleveraged.

(4)	Based on principal amount.
(5)

Includes a fixed minimum LIBOR rate (“LIBOR floor”), as applicable. As of December 31, 2017, the Company had $480.1 million principal amount of floating-rate loans subject to a LIBOR floor with the weighted average LIBOR floor of 0.45%.

(6)

Excludes three senior participation interests in first mortgage loans, which are recorded as “Loan collateral receivable, related party” on the Company’s consolidated balance sheets, totaling $28.3 million, including future funding commitments of $4.6 million. Refer to Note 7, “Borrowings,” for additional information.

The following table presents CRE debt investments as of December 31, 2016 (dollars in thousands):

				Weighted Average				Floating Rate as % of Principal Amount
Asset type:	Count	Principal Amount(1)	Carrying Value(2)	Allocation by Investment Type(3)	Fixed Rate	Spread over LIBOR(4)	Total Unleveraged Current Yield
First mortgage loans	19	$620,389	$604,510	74.7%	—	5.26%	5.74%	100.0%
Mezzanine loan	1	20,528	20,631	2.5%	14.00%	—	14.00%	—
Subordinate interests	4	189,740	181,344	22.8%	12.69%	12.75%	12.81%	15.1%

Total/Weighted average	24	$830,657	$806,485	100.0%	12.84%	5.53%	7.54%	78.1%

(1)	Includes future funding commitments of $15.9 million for first mortgage loans and $9.3 million for subordinate interests.
(2)

Certain CRE debt investments serve as collateral for financing transactions, including carrying value of $359.3 million for Term Loan Facilities, as defined in Note 7, “Borrowings,” and other notes payable and $245.2 million for a securitization financing transaction executed in November 2016, Securitization 2016-1, as defined in Note 7. The remainder is unleveraged.

(3)	Based on principal amount.
(4)

Includes a fixed minimum LIBOR floor, as applicable. As of December 31, 2016, the Company had $493.9 million principal amount of floating-rate loans subject to a LIBOR floor with the weighted average LIBOR floor of 0.29%.

The following table presents maturities of CRE debt investments based on principal amount, which includes future funding commitments, as of December 31, 2017 (dollars in thousands):

	Current Maturity	Maturity Including Extensions(1)
Years Ending December 31:
2018	$341,017	$—
2019	291,637	160,917
2020	71,850	235,950
2021	21,314	179,063
2022	—	128,574
Thereafter	98,386	119,700

Total	$824,204	$824,204

(1)	Assumes that all debt with extension options will qualify for extension at such maturity according to the conditions set forth in the governing documents.

As of December 31, 2017, the weighted average maturity, including extensions, of CRE debt investments was 3.7 years.

Credit Quality Monitoring

CRE debt investments are typically loans secured by direct senior priority liens on real estate properties or by interests in entities that directly own real estate properties, which serve as the primary source of cash for the payment of principal and interest. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company categorizes a debt investment for which it expects to receive full payment of contractual principal and interest payments as “performing.” The Company will categorize a weaker credit quality debt investment that is currently performing, but for which it believes future collection of all or some portion of principal and

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

interest is in doubt, into a category called “performing with a loan loss reserve.” The Company will categorize a weaker credit quality debt investment that is not performing, which the Company defines as a loan in maturity default and/or past due at least 90 days on its contractual debt service payments, as a non-performing loan (“NPL”). The Company’s definition of an NPL may differ from that of other companies that track NPLs.

As of December 31, 2017, all CRE debt investments were performing in accordance with the contractual terms of their governing documents and were categorized as performing loans. There were no real estate debt investments with contractual payments past due as of December 31, 2017 and 2016. For the year ended December 31, 2017, one debt investment contributed more than 10.0% of interest income.

4. Operating Real Estate

The following table presents operating real estate, net as of December 31, 2017 and 2016 (dollars in thousands):

	December 31, 2017	December 31, 2016
Land and improvements	$93,956	$93,707
Buildings and improvements(1)	325,981	321,420

Subtotal	419,937	415,127
Less: Accumulated depreciation	(26,661)	(15,890)

Operating real estate, net	$393,276	$399,237

(1)	Includes tenant improvements as well as furniture, fixtures, and equipment.

For the years ended December 31, 2017, 2016, and 2015, depreciation expense was $10.8 million, $10.7 million, and $5.2 million, respectively.

Minimum Future Rents

Minimum rental amounts due under leases are generally either subject to scheduled fixed increases or adjustments. The following table presents approximate future minimum rental income under non-cancellable operating leases to be received over the next five years and thereafter as of December 31, 2017 (dollars in thousands):

Years Ending December 31:
2018	$31,530
2019	26,887
2020	24,386
2021	19,266
2022	15,268
Thereafter	31,870

Total	$149,207

The rental properties owned at December 31, 2017 are leased under non-cancellable operating leases with current expirations ranging from 2018 to 2028, with certain tenant renewal rights. For certain properties, the tenants pay the Company, in addition to the contractual base rent, their pro rata share of real estate taxes and operating expenses. Certain lease agreements provide for periodic rental increases and others provide for increases based on the consumer price index.

For the years ended December 31, 2017 and 2016, the Company had one single property with rental and other income equal to or greater than 10.0% of total revenue.

5. Investments in Unconsolidated Ventures

Investments in Private Equity Funds

The following is a description of investments in private equity funds that own PE Investments either through unconsolidated ventures or direct investments which are recorded as investments in unconsolidated ventures on the consolidated balance sheets. The Company elected the fair value option for PE Investments, which include both cost method and equity method investments. As a result, the Company records equity in earnings (losses) based on the change in fair value for its share of the projected future cash flow from one period to another. All PE Investments are considered VIEs. Refer to Note 2, “Summary of Significant Accounting Policies,” for additional information.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the Company’s PE Investment acquisitions (dollars in thousands):

PE Investment(1)	Initial Closing Date	NAV Reference Date(2)	Number of Funds(3)	Purchase Price
PE Investment I	March 20, 2015	September 30, 2014	6	$45,045
PE Investment II	August 4, 2015	December 31, 2014	3	27,788
PE Investment III(4)	September 20, 2016	March 31, 2016	41	317,587

Total			50	$390,420

(1)

At December 31, 2017, the Company’s contractual unfunded commitments for PE Investments totaled $63.2 million. As of December 31, 2017, the Company does not expect any additional future contributions related to such unfunded commitments.

(2)	Represents the net asset value (“NAV”) date that served as the basis for the purchase price on which the Company agreed to acquire the PE Investment.
(3)	Represents number of underlying fund investments at initial closing date.
(4)

At the time of closing in September 2016, the Company paid $33.9 million to acquire PE Investment III and paid an additional $204.7 million in December 2016. In addition, the Company assumed $44.7 million of deferred purchase price obligations to third parties from the seller, which includes the proportionate share of an obligation owed through a joint investment within PE Investment III, totaling $5.6 million. As of December 31, 2017, all deferred purchase price obligations have been paid. Refer to Note 8, “Related Party Arrangements,” for additional information.

The following tables present PE Investments as of December 31, 2017 and 2016 and activity for the (dollars in thousands):

	Carrying Value(1)		Year Ended December 31, 2017			Year Ended December 31, 2016
PE Investment	December 31, 2017	December 31, 2016	Equity in Earnings	Distributions	Contributions(2)	Equity in Earnings	Distributions	Contributions(2)
PE Investment I	$21,143	$26,949	$2,201	$4,495	$80	$3,459	$14,198	$255
PE Investment II	7,159	11,964	1,519	6,413	—	2,821	8,729	13,894
PE Investment III	169,611	260,768	23,655	91,309	24,210	5,331	59,142	294,779

Total	$197,913	$299,681	$27,375	$102,217	$24,290	$11,611	$82,069	$308,928

(1)

Includes a cumulative unrealized loss of $5.8 million, an unrealized gain of $2.5 million and an unrealized loss of $24.3 million for PE Investment I, II and III, respectively, as of December 31, 2017. Includes a cumulative unrealized loss of $2.2 million and an unrealized gain of $2.5 million for PE Investment I and II, respectively, as of December 31, 2016.

(2)	Includes initial investments, before closing statement adjustments for distributions and contributions, and subsequent contributions, including deferred purchase price fundings.

The Company’s ownership interest in PE Investments represents capital contributed to date and may not be reflective of the Company’s economic interest in the entity because of provisions in operating agreements governing various matters. As of December 31, 2017, the Company’s ownership interest in investments range from 0.3% to 34.4%.

Other

In July 2017, the Company entered into a joint venture with an affiliate of the Sponsor to invest $60.0 million, on a pari passu basis, in a $180.0 million mezzanine loan which was originated by such affiliate of the Sponsor. Pursuant to the joint venture, the Company and the affiliate of the Sponsor have equal decision making rights with respect to the venture. The transaction was approved by the Company’s board of directors, including all of its independent directors.

As of December 31, 2017, the Company has $6.2 million in unfunded commitments remaining out of its total $60.0 million commitment. For the year ended December 31, 2017, the Company recognized equity in earnings of $2.8 million. As of December 31, 2017, the carrying value of the investment was $55.2 million. Refer to Note 8, “Related Party Arrangements,” for additional information.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Summarized Financial Information

The combined balance sheets for the unconsolidated ventures, including PE Investments and excluding unconsolidated ventures accounted for under the cost method, as of December 31, 2017, and 2016 are as follows (dollars in thousands):

	As of December 31,
	2017	2016
Assets
Total assets	$1,466,102	$2,098,093

Liabilities and equity
Total liabilities	$121,507	$143,763
Total equity	1,344,595	1,954,330

Total liabilities and equity	$1,466,102	$2,098,093

The combined statements of operations for the unconsolidated ventures, including PE Investments and excluding unconsolidated ventures accounted for under the cost method, for the years ended December 31, 2017 and 2016 are as follows (dollars in thousands):

	Years Ended December 31, (1)
	2017	2016	2015
Total revenues(2)	$30,837	$23,876	$1,857
Net income (loss)	(45,830)	15,965	23,710

(1)	Includes summarized annual financial information for PE Investments on a one quarter lag, which is the most recent financial information available from the underlying funds.
(2)	Includes net investment income and unrealized and realized gains and losses for PE Investments.

6. Real Estate Securities, Available for Sale

CRE securities are comprised of CMBS backed by a pool of CRE loans which are typically well-diversified by type and geography. The following table presents CMBS investments as of December 31, 2017 and 2016 (dollars in thousands):

				Cumulative Unrealized on Investments			Weighted Average
		Principal	Amortized			Fair		Unleveraged Current
As of Date:	Count	Amount(1)	Cost	Gain	(Loss)	Value	Coupon	Yield
December 31, 2017(1)(2)	14	$130,191	$91,836	$4,371	$(451)	$95,756	3.42%	9.73%
December 31, 2016(2)	11	128,181	85,773	2,042	(878)	86,937	3.42%	9.73%

(1)

As of December 31, 2017, certain CRE securities serve as collateral for financing transactions including carrying value of $62.9 million for the CMBS Credit Facilities, as defined in Note 7, “Borrowings.” The remainder is unleveraged.

(2)

Includes a CRE security with an underlying loan that was non-performing at acquisition. The CRE security was purchased for $26.9 million, net of a $21.3 million discount. As of December 31, 2017, the non-accretable amount of total cash flows was $5.7 million.

The Company recorded net unrealized gains in OCI of $2.8 million and $1.6 million for the years ended December 31, 2017 and 2016, respectively. The Company recorded a net unrealized loss in OCI of $0.4 million for the year ended December 31, 2015.

As of December 31, 2017, the Company held three securities with an aggregate carrying value of $37.3 million with a cumulative unrealized loss of $0.5 million, one of which was in an unrealized loss position for a period of greater than 12 months. Based on management’s quarterly evaluation, no OTTI was identified related to these securities. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities prior to recovery of its amortized cost basis, which may be at maturity.

As of December 31, 2017, the weighted average contractual maturity of CRE securities was 29.8 years with an expected maturity of 6.4 years.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Borrowings

The following table presents borrowings as of December 31, 2017 and 2016 (dollars in thousands):

						December 31, 2017		December 31, 2016
	Capacity	Recourse vs. Non-Recourse	Final Maturity		Contractual Interest Rate	Principal Amount(1)	Carrying Value(1)	Principal Amount(1)	Carrying Value(1)
Securitization bonds payable, net
Securitization 2016-1		Non-recourse (2)	Sep-31		LIBOR + 2.74%	$80,825	$79,634	$193,980	$191,315
Mortgage and other notes payable, net
Industrial		Non-recourse (2)	Jul-25		4.31%	250,000	249,307	250,000	249,215
Multi-tenant office		Non-recourse (2)	Aug-20	(3)	LIBOR + 1.90%	95,504	95,229	88,170	87,426
Other notes payable(4)		Limited Recourse (4)	Dec-20	(5)	LIBOR + 2.65%	40,029	39,868	39,868	39,540

Subtotal mortgage and other notes payable, net						385,533	384,404	378,038	376,181
Term loan facilities
Citibank facility	$150,000	Limited Recourse (6)	Oct-19	(7)	LIBOR + 2.50% (8)	48,750	48,750	54,750	54,750
Deutsche Bank facility	200,000	Limited Recourse (9)	Jul-19	(10)	LIBOR + 2.42% (8)	26,742	26,742	47,242	47,242
Morgan Stanley facility	300,000	Limited Recourse (4)	(11)		LIBOR + 2.49% (8)	234,434	234,434	101,000	101,000

Subtotal term loan facilities	$650,000					309,926	309,926	202,992	202,992

CMBS credit facilities
Citibank facility		Recourse	Various	(12)	LIBOR + 1.47% (8)	10,661	10,661	9,887	9,887
JP Morgan facility		Recourse	Various (12)		LIBOR + 1.50% (8)	34,820	34,820	28,528	28,528

Subtotal CMBS credit facilities						45,481	45,481	38,415	38,415

Subtotal						355,407	355,407	241,407	241,407

Total(13)						$821,765	$819,445	$813,425	$808,903

(1)	Difference between principal amount and carrying value of securitization bonds payable and mortgage and other notes payable is attributable to deferred financing costs, net.
(2)	Subject to customary non-recourse carveouts.
(3)

The initial maturity of the mortgage payable is August 2018, with a two-year extension available at the Company’s option, which may be subject to the satisfaction of certain customary conditions set forth in the governing documents.

(4)	Recourse solely with respect to 25.0% of the financed amount. Relates to financing obtained for a CRE debt investment.
(5)

The initial maturity of the note payable is December 2018, with two one-year extensions available at the Company’s option, which may be subject to the satisfaction of certain customary conditions set forth in the governing documents.

(6)

Recourse solely with respect to 25.0% of the financed amount for assets with a lender debt yield equal to or greater than 10.0% at the time of financing plus 100.0% of the financed amount for assets with a lender debt yield less than 10.0% at the time of financing.

(7)

The initial maturity of the Citibank Facility is October 2018, with a one-year extension available, which may be subject to the satisfaction of certain customary conditions set forth in the governing documents.

(8)

Represents the weighted average spread as of December 31, 2017. The contractual interest rate depends upon asset type and characteristics and ranges from one-month to three-month LIBOR plus 1.45% to 2.75%.

(9)

Recourse solely with respect to the greater of: (i) 25.0% of the financed amount of stabilized loans plus the financed amount of transitional loans, as further defined in the governing documents; or (ii) the lesser of $25.0 million or the aggregate financed amount of all loans.

(10)

The Company has exercised the third of four, one-year extensions available at the Company’s option, respectively. These extensions may be subject to the satisfaction of certain customary conditions set forth in the governing documents.

(11)	The initial maturity of the Morgan Stanley Facility is June 2019. The Company may, at its option, extend the facility for one-year periods indefinitely, subject to the approval of Morgan Stanley.
(12)	The maturity dates on the CMBS Credit Facilities are typically three months.
(13)	Secured by collateral comprised of certain CRE debt, securities, equity investments and loan collateral receivable with a carrying value of $1.1 billion as of December 31, 2017.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents scheduled principal on borrowings, based on final maturity as of December 31, 2017 (dollars in thousands):

	Total	Securitization Bonds Payable	Mortgage and Other Notes Payable	Credit Facilities
Years Ending December 31:
2018	$45,481	$—	$—	$45,481	(1)
2019	75,492	—	—	75,492
2020	369,967	—	135,533	234,434
2021	—	—	—	—
2022	—	—	—	—
Thereafter	330,825	80,825	250,000	—

Total	$821,765	$80,825	$385,533	$355,407

(1)	Represents CMBS Credit Facilities borrowings, which have maturities typically ranging and renewing on a continuous three month basis.

Securitization Financing Transactions

In November 2016, the Company entered into a $284.2 million securitization financing transaction (“Securitization 2016-1”). Securitization 2016-1 was collateralized by a pool of 10 CRE debt investments with a committed aggregate principal balance of $254.7 million primarily originated by the Company and three senior participations with a committed aggregate principal balance of $29.5 million originated by NorthStar Income, a company managed by an affiliate of the Sponsor. A total of $194.0 million of permanent, non-recourse, non-mark-to-market investment-grade securitization bonds were issued, representing an advance rate of 68.3%.

An affiliate of NorthStar Income retained $14.9 million of junior participations in the collateral it contributed. As a result of U.S. GAAP requirements for transfers of financial assets, the senior participations are recorded as loan collateral receivable, related party, on the Company’s consolidated balance sheets. Refer to Note 2, “Summary of Significant Accounting Policies” for additional information.

Securitization 2016-1 is considered a voting interest entity as the Company has all of the controlling financial interest in the entity and as such, is consolidated by the Company. An affiliate of the Sponsor was appointed special servicer of Securitization 2016-1.

In the event of breaches of certain representations and warranties or a defect in the document of any of the contributed assets to Securitization 2016-1 provided at the time the Company entered into Securitization 2016-1 and contributed the loans that serve as collateral for Securitization 2016-1, the Company may be required to repurchase certain of those loans or replace the affected contributed asset or make a loss of value payment. These obligations do not relate to the credit performance of the loans contributed to Securitization 2016-1, but only to breaches of specific representations and warranties or a defect in the document of any of the contributed assets to Securitization 2016-1. Since inception, the Company has not been required to make any repurchases or replace the affected contributed asset or make a loss of value payment nor has the Company received any notice of assertion of a potential breach of representation and warranty or a defect in the document of any of the contributed assets to Securitization 2016-1. Any payment to repurchase a loan or replace the affected contributed asset or make a loss of value payment would impact the Company’s liquidity. Dependent upon the size of any such payment, the impact to liquidity could be material.

Term Loan Facilities

The Company, through subsidiaries, has entered into credit facility agreements with multiple global financial institutions to provide an aggregate principal amount of up to $650.0 million to finance the origination of first mortgage loans and senior loan participations secured by CRE (“Term Loan Facilities”). The Company agreed to guarantee certain obligations under the Term Loan Facilities, which contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of this type. The Term Loan Facilities act as revolving loan facilities that can be paid down as assets are repaid or sold and re-drawn upon for new investments. As of December 31, 2017, the Company was in compliance with all of its financial covenants under the Term Loan Facilities.

As of December 31, 2017, the Company had $498.3 million carrying value of CRE debt investments financed with $309.9 million under the Term Loan Facilities.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CMBS Credit Facilities

In October 2015, January 2016, and April 2016, the Company entered into master repurchase agreements (“Merrill Lynch Facility,” “Citibank Facility,” and “JP Morgan Facility,” respectively, and collectively the “CMBS Credit Facilities”) to finance CMBS investments. The CMBS Credit Facilities are on a recourse basis and contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of this type.

As of December 31, 2017, the Company had $62.9 million carrying value of CRE securities financed with $45.5 million under its CMBS Credit Facilities. As of December 31, 2017, the Company has not utilized the Merrill Lynch Facility.

8. Related Party Arrangements

Advisor

Subject to certain restrictions and limitations, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying, originating, acquiring and asset managing investments on behalf of the Company. The Advisor may delegate certain of its obligations to affiliated entities, which may be organized under the laws of the United States or foreign jurisdictions. References to the Advisor include the Advisor and any such affiliated entities. For such services, to the extent permitted by law and regulations, the Advisor receives fees and reimbursement from the Company. Pursuant to the advisory agreement, the Advisor may defer or waive fees in its discretion. Below is a description and table of the fees and reimbursements incurred to the Advisor.

In June 2017, the advisory agreement was renewed for an additional one-year term commencing on June 30, 2017, with terms identical to those in effect through June 30, 2017.

Fees to Advisor

Asset Management Fee

The Advisor receives a monthly asset management fee equal to one-twelfth of 1.25% of the sum of the amount funded or allocated for CRE investments, including expenses and any financing attributable to such investments, less any principal received on debt and securities investments (or the proportionate share thereof in the case of an investment made through a joint venture).

Incentive Fee

The Advisor is entitled to receive distributions equal to 15.0% of net cash flows of the Company, whether from continuing operations, repayment of loans, disposition of assets or otherwise, but only after stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus a 7.0% cumulative, non-compounded annual pre-tax return on such invested capital.

Acquisition Fee

The Advisor also receives fees for providing structuring, diligence, underwriting advice and related services in connection with real estate acquisitions equal to 1.0% of the amount funded or allocated by the Company to originate or acquire investments, including acquisition costs and any financing attributable to such investments (or the proportionate share thereof in the case of an investment made through a joint venture). A fee paid to the Advisor in connection with or related to the origination or acquisition of CRE debt investments is included in CRE debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method. An acquisition fee incurred related to an equity investment will generally be expensed as incurred. A fee paid to the Advisor in connection with an acquisition of an equity or debt investment in an unconsolidated joint venture is included in investments in unconsolidated ventures on the consolidated balance sheets.

Disposition Fee

For substantial assistance in connection with the sale of investments and based on the services provided, as determined by the Company’s independent directors, the Advisor receives a disposition fee up to 1.0% of the contract sales price of each CRE investment sold. The Company does not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a CRE debt investment unless there is a corresponding fee paid by the borrower, in which case the disposition fee is the lesser of: (i) 1.0% of the principal amount of the CRE debt investment prior to such transaction; or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a CRE debt investment, the Company will pay a disposition fee upon the sale of such property. A disposition fee from the sale of a CRE investment is generally expensed and included in asset management and other fees—related party in the Company’s consolidated statements of operations. A disposition fee for a CRE debt investment incurred in a transaction other than a sale is included in CRE debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reimbursements to Advisor

Operating Costs

The Advisor is entitled to receive reimbursement for direct and indirect operating costs incurred by the Advisor in connection with administrative services provided to the Company. The Advisor allocates, in good faith, indirect costs to the Company related to the Advisor’s and its affiliates’ employees, occupancy and other general and administrative costs and expenses in accordance with the terms of, and subject to the limitations contained in, the advisory agreement with the Advisor. The indirect costs include the Company’s allocable share of the Advisor’s compensation and benefit costs associated with dedicated or partially dedicated personnel who spend all or a portion of their time managing the Company’s affairs, based upon the percentage of time devoted by such personnel to the Company’s affairs. The indirect costs also include rental and occupancy, technology, office supplies, travel and entertainment and other general and administrative costs and expenses. However, there is no reimbursement for personnel costs related to executive officers (although there may be reimbursement for certain executive officers of the Advisor) and other personnel involved in activities for which the Advisor receives an acquisition fee or a disposition fee. The Advisor allocates these costs to the Company relative to its and its affiliates’ other managed companies in good faith and has reviewed the allocation with the Company’s board of directors, including its independent directors. The Advisor will update the board of directors on a quarterly basis of any material changes to the expense allocation and will provide a detailed review to the board of directors, at least annually, and as otherwise requested by the board of directors. The Company reimburses the Advisor quarterly for operating costs (including the asset management fee) based on a calculation for the four preceding fiscal quarters not to exceed the greater of: (i) 2.0% of its average invested assets; or (ii) 25.0% of its net income determined without reduction for any additions to reserves for depreciation, loan losses or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. The Company calculates the expense reimbursement quarterly based upon the trailing twelve-month period.

Organization and Offering Costs

The Advisor was entitled to receive reimbursement for organization and offering costs paid on behalf of the Company in connection with the Offering. The Company was obligated to reimburse the Advisor for organization and offering costs to the extent the aggregate of selling commissions, dealer manager fees, distribution fees and other organization and offering costs did not exceed 15.0% of gross proceeds from the Offering. The Advisor initially expected cumulative organization and offering costs, excluding selling commissions and dealer manager fees, would not exceed $15.0 million, or 1.0% of the total proceeds available to be raised from the Primary Offering. The Company incurred reimbursable organization and offering costs, excluding selling commissions and dealer manager fees, of $13.0 million, or 1.2% of the gross proceeds of $1.1 billion from the Primary Offering. The Company’s independent directors did not determine that any of the organization and offering costs were unfair or commercially unreasonable.

Dealer Manager

Selling Commissions, Dealer Manager Fees, and Distribution Fees

As a result of the Primary Offering closing, effective November 9, 2016, the Company no longer pays the Dealer Manager selling commissions and dealer manager fees under a dealer manager agreement.

Pursuant to a dealer manager agreement, the Company pays the Dealer Manager an ongoing distribution fee of up to 1.0% annually of gross proceeds from the sale of Class T shares sold in the Primary Offering, all of which is available to be reallowed to participating broker-dealers. The Dealer Manager will cease receiving distribution fees with respect to each Class T share upon the earliest to occur of the following: (i) a listing of the Company’s shares of common stock on a national securities exchange; (ii) such Class T share is no longer outstanding; (iii) the Dealer Manager’s determination that total underwriting compensation, with respect to all Class A shares and Class T shares would be in excess of 10.0% of the gross proceeds of the Primary Offering; or (iv) the end of the month in which total underwriting compensation, with respect to the Class T shares held by a stockholder within his or her particular account, would be in excess of 10.0% of the stockholder’s total gross investment amount at the time of purchase of the primary Class T shares held in such account.

During the year ended December 31, 2017, the Company recorded a present value adjustment to the estimated liability of distribution fees totaling $0.3 million. As of December 31, 2017, the estimated liability for the present value of the expected future distribution fees payable to the Dealer Manager, which is included in due to related party on the Company’s consolidated balance

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

sheets, with an offset to additional paid-in capital, was $3.8 million. The Company began issuing Class T shares in October 2015 and during the second quarter of 2016, commenced recording the estimated liability for future distribution fees payable related to all outstanding Class T shares. As of December 31, 2016, the estimated liability was $5.0 million.

No selling commissions, dealer manager fees, or distribution fees are paid for sales pursuant to the DRP or for shares that were sold pursuant to the Company’s distribution support agreement (“Distribution Support Agreement”).

Summary of Fees and Reimbursements

The following table presents the fees and reimbursements incurred and paid to the Advisor and the Dealer Manager for the years ended December 31, 2017, 2016 and 2015 and the amounts due to (from) related party as of December 31, 2017, 2016 and 2015 (dollars in thousands):

		Due to (from) Related Party as of December 31, 2016	Year Ended December 31, 2017		Due to (from) Related Party as of December 31, 2017
Type of Fee or Reimbursement	Financial Statement Location		Incurred	Paid
Fees to Advisor Entities
Asset management	Asset management and other fees-related party	$17	$21,381	$(21,422)	$(24)
Acquisition(1)	Real estate debt investments, net / Investments in unconsolidated ventures / Asset management and other fees-related party	—	2,599	(2,599)	—
Disposition(1)	Real estate debt investments, net / Asset management and other fees-related party	85	1,946	(2,031)	—
Reimbursements to Advisor Entities
Operating costs(2)	General and administrative expenses	11	12,441	(9,337)	3,115
Offering	Cost of capital(3)	272	—	(272)	—
Distribution Fees	Cost of capital(3)	4,962	293	(1,505)	3,750

Total		$5,347	$38,660	$(37,166)	$6,841

(1)

Acquisition/disposition fees incurred to the Advisor related to CRE debt investments are generally offset by origination/exit fees paid to the Company by borrowers if such fees are required from the borrower. Acquisition fees related to equity investments are included in asset management and other fees—related party in the consolidated statements of operations. From inception through December 31, 2017, the Advisor waived $3.7 million of acquisition fees related to CRE securities and PE Investments.

(2)

As of December 31, 2017, the Advisor has incurred unreimbursed operating costs on behalf of the Company of $14.1 million, that remain eligible to allocate to the Company. Pursuant to the Combination Agreement, immediately prior to the closing of the Combination, CLNC agreed, if necessary, to declare a special distribution to an affiliate of the Sponsor in an amount intended to reimburse such affiliate for, among other things, the expected present value of the unreimbursed operating costs incurred by the Advisor on the Company’s behalf. On February 1, 2018, CLNC settled an agreed upon amount for the unreimbursed operating costs incurred by the Advisor on the Company’s behalf.

(3)	Cost of capital is included in net proceeds from issuance of common stock in the Company’s consolidated statements of equity.

			Year Ended December 31, 2016
Type of Fee or Reimbursement	Financial Statement Location	Due to Related Party as of December 31, 2015	Incurred	Paid	Due to Related Party as of December 31, 2016
Fees to Advisor Entities
Asset management	Asset management and other fees-related party	$1	$18,098	$(18,082)	$17
Acquisition(1)	Real estate debt investments, net / Asset management and other fees-related party	—	2,515	(2,515)	—
Disposition(1)	Real estate debt investments, net / Asset management and other fees-related party	19	2,944	(2,878)	85
Reimbursements to Advisor Entities
Operating costs(2)	General and administrative expenses	1	8,976	(8,966)	11
Offering	Cost of capital(3)	524	3,508	(3,760)	272
Selling Commissions	Cost of capital(3)	—	9,349	(9,349)	—
Dealer Manager Fees	Cost of capital(3)	—	6,851	(6,851)	—
Distribution Fees	Cost of capital(3)	8	5,797	(843)	4,962

Total		$553	$58,038	$(53,244)	$5,347

(1)

Acquisition/disposition fees incurred to the Advisor related to CRE debt investments are generally offset by origination/exit fees paid to the Company by borrowers if such fees are required from the borrower. Acquisition fees related to equity investments are included in asset management and other fees—related party in the consolidated statements of operations. The Advisor may determine to defer fees or seek reimbursement. From inception through December 31, 2016, the Advisor waived $3.7 million of acquisition fees related to CRE securities and PE Investments.

(2)	As of December 31, 2016, the Advisor has incurred unreimbursed operating costs on behalf of the Company of $15.5 million, that remain eligible to allocate to the Company.
(3)	Cost of capital is included in net proceeds from issuance of common stock in the Company’s consolidated statements of equity.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investment Activity

In September 2016, the Company completed the acquisition of a diversified portfolio of limited partnership or similar equity interests in real estate private equity funds, from NorthStar Realty (“PE Investment III”). At acquisition, PE Investment III was comprised of interests in 41 funds managed by 20 institutional-quality sponsors and had an aggregate reported NAV of approximately $344.3 million as of March 31, 2016 (the “Record Date”). The funds hold interests in assets that are diversified geographically across 24 states and internationally and diversified by investment type, including mixed-use, multifamily, office and hotel properties.

The Company acquired PE Investment III at a price equal to 92.25% of the NAV as of the Record Date with $33.9 million paid at the closing (reflecting $34.3 million of net distributions due to the Company as of the closing date) and $204.7 million paid in December 2016. In addition, the Company assumed approximately $44.7 million of deferred purchase price obligations to third parties from whom NorthStar Realty had originally acquired certain of the fund interests within PE Investment III, which includes the proportionate share of an obligation owed through a joint investment within PE Investment III, totaling $5.6 million. As of December 31, 2017, all deferred purchase price obligations have been paid. The Company additionally recorded a receivable of $4.0 million in connection with deferred tax liabilities assumed in the acquisition of PE Investment III. The transaction was approved by the Company’s board of directors, including all of its independent directors, and supported by an independent third-party valuation of PE Investment III. At December 31, 2017, one underlying real estate private equity fund owned in PE Investment III, totaling approximately $0.7 million, was managed by an affiliate of the Company.

In September 2016, the Company originated a $98.4 million subordinate interest in an industrial portfolio (the “Industrial Portfolio”), sponsored and owned by an unaffiliated third party. In connection with the transaction, the third-party sponsor redeemed an interest in an industrial portfolio historically held by NorthStar Realty.

In November 2016, the Company entered into a $284.2 million securitization financing transaction. Securitization 2016-1 was collateralized by a pool of 10 CRE debt investments with a committed aggregate principal balance of $254.7 million primarily originated by the Company and three senior participations with a committed aggregate principal balance of $29.5 million originated by NorthStar Income, a company managed by an affiliate of the Sponsor. An affiliate of the Sponsor was appointed special servicer of Securitization 2016-1. The transaction was approved by the Company’s board of directors, including all of its independent directors.

In July 2017, the Company entered into a joint venture with an affiliate of the Sponsor to make a $60.0 million investment in a $180.0 million mezzanine loan which was originated by such affiliate of the Sponsor. The Company’s interest in the joint venture is 50.0% and its interest in the underlying mezzanine loan is 33.3%. The Company’s total commitment is $60.0 million. The transaction was approved by the Company’s board of directors, including all of its independent directors. Refer to Note 5, “Investments in Unconsolidated Ventures,” for additional information.

9. Equity-Based Compensation

The Company adopted a long-term incentive plan, as amended (the “Plan”), which it may use to attract and retain qualified officers, directors, employees and consultants, as well as an independent directors compensation plan, which is a component of the Plan. Pursuant to the Plan, as of December 31, 2017, the Company’s independent and non-management directors were granted a total of 81,385 Class A shares of restricted common stock for an aggregate $0.8 million, based on the share price on the date of each grant. Unvested shares totaled 25,084, 21,651 and 19,126 as of December 31, 2017, 2016 and 2015, respectively. The restricted stock granted prior to 2015 generally vests quarterly over four years and the restricted stock granted in and subsequent to 2015 generally vests quarterly over two years. However, the stock will become fully vested on the earlier occurrence of: (i) the termination of the independent or non-management director’s service as a director due to his or her death or disability; or (ii) a change in control of the Company. A maximum of 2,000,000 shares of restricted common stock may be granted, of which 1,918,615 remain available for future grants as of December 31, 2017. Per the Combination Agreement, all unvested shares of restricted common stock vested on January 31, 2018.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company recognized equity-based compensation expense of $0.3 million, $0.2 million and $0.1 million for the years ended December 31, 2017, 2016 and 2015, respectively, related to the issuance of restricted stock to the independent and non-management directors, which was recorded in general and administrative expenses in the consolidated statements of operations.

10. Stockholders’ Equity

Common Stock from Primary Offering

The Company’s Primary Offering closed effective November 9, 2016. From inception through the close of the Primary Offering, the Company issued 109.2 million shares of common stock, generating gross proceeds of $1.1 billion.

Distribution Reinvestment Plan

The Company adopted a DRP through which common stockholders may elect to reinvest an amount equal to the distributions declared on their shares in additional shares of the Company’s common stock in lieu of receiving cash distributions. As a result of a reallocation of $150.0 million in unsold shares from the Primary Offering to the DRP, the Company may offer up to $300.0 million in shares pursuant to the DRP.

Effective on December 28, 2016, the purchase price for shares in the DRP was $9.26, which is equal to the estimated value per share of the Company’s common stock as of September 30, 2016 (the “Valuation Date”) until such time as the Company establishes a new estimated per share value, at which time the purchase price will adjust to 100.0% of such estimated value per share.

Previously, following the close of the Primary Offering effective November 9, 2016, the purchase price for shares in the DRP was equal to $9.05, which was equal to the estimated value per share of the Company’s common stock as of September 30, 2015. During the Primary Offering from November 16, 2015 to November 9, 2016, the purchase price for shares in the DRP was $9.79 for Class A shares and $9.25 for Class T shares. Until November 16, 2015, the initial purchase price per share in the DRP was $9.50.

No selling commissions or dealer manager fees are paid on shares issued pursuant to the DRP. The board of directors of the Company may amend, suspend or terminate the DRP for any reason upon ten-days’ notice to participants, except that the Company may not amend the DRP to eliminate a participant’s ability to withdraw from the DRP. On August 25, 2017, in connection with the entry into the Original Combination Agreement, the Company’s board of directors voted to suspend the DRP until further notice. Pursuant to the terms of the DRP, the suspension went into effect prior to the monthly distributions paid on or about October 1, 2017 and as a result, all stockholders received cash distributions through the completion of the Combination.

For the year ended December 31, 2017, the Company issued 2.8 million shares of common stock totaling $26.4 million of gross offering proceeds pursuant to the DRP. For the year ended December 31, 2016, the Company issued 3.3 million shares of common stock totaling $32.1 million of gross offering proceeds pursuant to the DRP. From inception through December 31, 2017, the Company issued 8.6 million shares of common stock totaling $81.7 million of gross offering proceeds pursuant to the DRP.

Distributions

Distributions to stockholders are declared quarterly by the board of directors of the Company and are paid monthly based on a daily amount of $0.001917808 per share of Class A common stock and $0.001917808 per share of Class T common stock less the distribution fees that are payable with respect to such Class T shares, which is equivalent to an annualized distribution amount of $0.70 per share of the Company’s common stock, less the distribution fee on Class T shares. Distributions are generally paid to stockholders on the first business day of the month following the month for which the distribution has accrued.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Distributions

The following table summarizes distributions declared for the years ended December 31, 2017, 2016, and 2015 (dollars in thousands):

	Distributions(1)(2)
Period	Cash	DRP	Total
2017
First Quarter	$10,650	$8,721	$19,371
Second Quarter	10,831	8,719	19,550
Third Quarter	13,940	5,937	19,877
Fourth Quarter	19,895	—	19,895

Total	$55,316	$23,377	$78,693

2016
First Quarter	$8,379	$7,378	$15,757
Second Quarter	9,170	8,006	17,176
Third Quarter	9,939	8,533	18,472
Fourth Quarter	10,593	8,857	19,450

Total	$38,081	$32,774	$70,855

2015
First Quarter	$3,500	$3,024	$6,524
Second Quarter	5,209	4,791	10,000
Third Quarter	6,542	6,048	12,590
Fourth Quarter	7,506	6,881	14,387

Total	$22,757	$20,744	$43,501

(1)	Represents distributions declared for such period, even though such distributions are actually paid to stockholders the month following such period.
(2)

On November 8, 2017, the board of directors of the Company approved a daily cash distribution of $0.001917808 per share of Class A common stock and $0.001917808 per share of Class T common stock less the distribution fees that are payable with respect to such Class T common stock, for each of the three months ending March 31, 2018.

Share Repurchase Program

The Company adopted a share repurchase program that may enable stockholders to sell their shares to the Company in limited circumstances (the “Share Repurchase Program”). The Company may not repurchase shares unless a stockholder has held shares for one year. However, the Company may repurchase shares held less than one year in connection with a stockholder’s death or qualifying disability. The Company is not obligated to repurchase shares under the Share Repurchase Program. The Company may amend, suspend or terminate the Share Repurchase Program at its discretion at any time, subject to certain notice requirements.

On August 25, 2017, in connection with the entry into the Original Combination Agreement, the Company’s board of directors voted to suspend the Share Repurchase Program until further notice. The suspension of the Share Repurchase Program was effective as of September 7, 2017 and as a result, pursuant to the terms of the Share Repurchase Program, no further share repurchases will be processed unless and until the Share Repurchase Program is reinstated.

Prior to the suspension of the Share Repurchase Program in connection with the Combination, for the year ended December 31, 2017, the Company repurchased 1.7 million shares totaling $16.1 million pursuant to the Share Repurchase Program. For the year ended December 31, 2016, the Company repurchased 1.0 million shares totaling $9.5 million pursuant to the Share Repurchase Program. Prior to its suspension, the Company generally funded repurchase requests received during a quarter with proceeds set aside for that purpose which were not expected to exceed proceeds received from its DRP.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Non-controlling Interests

Operating Partnership

Non-controlling interests include the aggregate limited partnership interests in the Operating Partnership held by limited partners, other than the Company. Income (loss) attributable to the non-controlling interests is based on the limited partners’ ownership percentage of the Operating Partnership and was de minimis for the years ended December 31, 2017, 2016 and 2015.

Other

Other non-controlling interests represent third-party equity interests in ventures that are consolidated with the Company’s financial statements. Net loss attributable to other non-controlling interests for the years ended December 31, 2017 and 2016 was $0.1 million. Net income attributable to other non-controlling interests for the year ended December 31, 2015 was $0.1 million.

12. Fair Value

Fair Value Measurement

The fair value of financial instruments is categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded at fair value on the consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1.	Quoted prices for identical assets or liabilities in an active market.

Level 2.	Financial assets and liabilities whose values are based on the following:

a) Quoted prices for similar assets or liabilities in active markets.

b) Quoted prices for identical or similar assets or liabilities in non-active markets.

c) Pricing models whose inputs are observable for substantially the full term of the asset or liability.

d) Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3.	Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.

Determination of Fair Value

The following is a description of the valuation techniques used to measure fair value of assets accounted for at fair value on a recurring basis and the general classification of these instruments pursuant to the fair value hierarchy.

PE Investments

The Company accounts for PE Investments at fair value which is determined based on a valuation model using assumptions for the timing and amount of expected future cash flow for income and realization events for the underlying assets in the funds and discount rate. This fair value measurement is generally based on unobservable inputs and, as such, is classified as Level 3 of the fair value hierarchy. The Company is not using the NAV (practical expedient) of the underlying funds for purposes of determining fair value.

Real Estate Securities

CRE securities are generally valued using a third-party pricing service or broker quotations. These quotations are not adjusted and are based on observable inputs that can be validated, and as such, are classified as Level 2 of the fair value hierarchy. Certain CRE securities may be valued based on a single broker quote or an internal price which may have less observable pricing, and as such, would be classified as Level 3 of the fair value hierarchy. Management determines the prices are representative of fair value through a review of available data, including observable inputs, recent transactions as well as its knowledge of and experience in the market.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivative Instruments

Derivative instruments include listed derivatives with quoted prices in active markets for identical financial instruments as of the reporting date. The Company does not adjust the quoted price for these instruments, and as such, classifies derivative instruments as Level 1 of the fair value hierarchy. The derivative assets are recorded within deferred costs and other assets, net on the Company’s consolidated balance sheets. The derivative liabilities are recorded within other liabilities on the Company’s consolidated balance sheets.

Fair Value Hierarchy

Financial assets recorded at fair value on a recurring basis are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table presents financial assets that were accounted for at fair value on a recurring basis as of December 31, 2017 and 2016 by level within the fair value hierarchy (dollars in thousands):

	December 31, 2017				December 31, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
PE Investments, at fair value(1)	$—	$—	$197,913	$197,913	$—	$—	$299,681	$299,681
Real estate securities, available for sale	—	95,756	—	95,756	—	86,937	—	86,937
Liabilities:
Derivative liabilities(2)	$88	$—	$—	$88	$—	$381	$—	$381

(1)	Presented in investments in unconsolidated ventures on the accompanying consolidated balance sheets.
(2)	Presented in other liabilities on the accompanying consolidated balance sheets.

The following table presents additional information about PE Investments which are measured at fair value on a recurring basis for the years ended December 31, 2017 and 2016 for which the Company has used Level 3 inputs to determine fair value (dollars in thousands):

	Years Ended December 31,
	2017	2016
Beginning balance	$299,681	$54,865
Purchases/contributions, net(1)	849	315,033
Distributions	(102,217)	(82,069)
Equity in earnings	27,375	11,611
Unrealized gains included in earnings	87	2,455
Unrealized losses included in earnings	(27,862)	(2,214)

Ending balance	$197,913	$299,681

(1)

Includes contributions subsequent to closing and accretion of discount on deferred purchase price obligations. In the period of acquisition, includes initial investment, gross of adjustments and deferred purchase price obligations, net of discount. For the year ended December 31, 2016, includes $19.5 million of outstanding deferred purchase price obligations, net.

For the years ended December 31, 2017 and 2016, the Company used a discounted cash flow model to quantify Level 3 fair value measurements on a recurring basis. For the years ended December 31, 2017 and 2016, the key unobservable inputs used in this analysis included discount rates with a weighted average of 14.0% and 13.1%, respectively, and timing and amount of expected future cash flow.

Significant increases (decreases) in any one of the inputs described above in isolation may result in a significantly different fair value for the financial assets using such Level 3 inputs.

Fair Value Option

The Company elected the fair value option for PE Investments because management believes it is a more useful presentation for such investments. The Company determined recording the PE Investments based on the change in fair value of projected future cash flow from one period to another better represents the underlying economics of the respective investment. As of December 31, 2017, the Company has elected not to apply the fair value option for any other eligible financial assets or liabilities.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value of Financial Instruments

In addition to the above disclosures regarding financial assets or liabilities which are recorded at fair value, U.S. GAAP requires disclosure of fair value about all financial instruments. The following disclosure of estimated fair value of financial instruments was determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value.

The following table presents the principal amount, carrying value and fair value of certain financial assets and liabilities as of December 31, 2017 and 2016 (dollars in thousands):

	December 31, 2017			December 31, 2016
	Principal Amount	Carrying Value	Fair Value	Principal Amount	Carrying Value	Fair Value
Financial assets:(1)
Real estate debt investments, net (2)	$792,116	$793,449	$792,116	$805,489	$806,485	$835,589
Real estate securities, available for sale	130,191	95,756	95,756	128,181	86,937	86,937
Loan collateral receivable, related party (3)	23,728	23,728	23,728	23,728	23,728	23,051
Financial liabilities:(1)
Mortgage and other notes payable, net	$385,533	$384,404	$385,533	$378,038	$376,181	$357,397
Credit facilities	355,407	355,407	355,407	241,407	241,407	241,407
Securitization bonds payable, net	80,825	79,634	80,825	193,980	191,315	193,980

(1)	The fair value of other financial instruments not included in this table is estimated to approximate their carrying value.
(2)	Principal amount excludes future funding commitments of $32.1 million and $25.2 million as of December 31, 2017 and 2016, respectively.
(3)	Represents three senior loan participation interests in first mortgage loans. Principal amount excludes future funding commitments of $4.6 million as of December 31, 2017 and 2016, respectively.

Disclosure about fair value of financial instruments is based on pertinent information available to management as of the reporting date. Although management is not aware of any factors that would significantly affect fair value, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

Real Estate Debt Investments, net / Loan Collateral Receivable, Related Party

For CRE debt investments, including loan collateral receivable, related party, fair values were determined: (i) by comparing the current yield to the estimated yield for newly originated loans with similar credit risk or the market yield at which a third party might expect to purchase such investment; or (ii) based on discounted cash flow projections of principal and interest expected to be collected, which includes consideration of the financial standing of the borrower or sponsor as well as operating results of the underlying collateral. As of the reporting date, the Company believes the principal amount approximates fair value. These fair value measurements of CRE debt, including loan collateral receivable, related party, are generally based on unobservable inputs, and as such, are classified as Level 3 of the fair value hierarchy.

Securitization Bonds Payable, net

Securitization bonds payable, net are valued using quotations from nationally recognized financial institutions that generally acted as underwriter for the transactions. These quotations are not adjusted and are generally based on observable inputs that can be validated, and as such, are classified as Level 2 of the fair value hierarchy.

Credit Facilities

The Company has amounts outstanding under Term Loan Facilities. The Term Loan Facilities bear floating rates of interest. As of the reporting date, the Company believes the carrying value approximates fair value. This fair value measurement is based on observable inputs, and as such, is classified as Level 2 of the fair value hierarchy.

Mortgage and Other Notes Payable, net

For mortgage and other notes payable, the Company primarily uses rates currently available with similar terms and remaining maturities to estimate fair value. These measurements are determined using comparable U.S. Treasury rates as of the end of the reporting period. As of the reporting date, the Company believes the principal amount approximates fair value. These fair value measurements are based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Quarterly Financial Information (Unaudited)

The following tables present selected quarterly information for the years ended December 31, 2017 and 2016 (dollars in thousands, except per share data):

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2017	2017	2017	2017
Net interest income	$12,765	$12,474	$11,872	$12,624
Property and other revenues	10,982	11,093	10,871	10,660
Expenses	21,331	24,119	21,108	20,411
Equity in earnings (losses) of unconsolidated ventures	4,893	7,326	8,337	9,610
Net income (loss)	(17,528)	5,320	7,956	10,500
Net income (loss) attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	(17,546)	5,288	7,920	10,467
Net income (loss) per share of common stock, basic/diluted(1)	$(0.15)	$0.05	$0.07	$0.09

(1)	The total for the year may differ from the sum of the quarters as a result of weighting.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2016	2016	2016	2016
Net interest income	$14,074	$11,306	$8,748	$14,730
Property and other revenues	10,892	10,973	10,843	10,413
Expenses	20,459	19,492	20,121	19,709
Equity in earnings (losses) of unconsolidated ventures	6,618	2,438	1,262	1,293
Net income (loss)	10,284	4,928	614	6,623
Net income (loss) attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	10,277	4,895	571	6,622
Net income (loss) per share of common stock, basic/diluted(1)	$0.09	$0.05	$0.01	$0.07

(1)	The total for the year may differ from the sum of the quarters as a result of weighting.

14. Segment Reporting

The Company currently conducts its business through the following four segments, which are based on how management reviews and manages its business:

•

Commercial Real Estate Debt—Focused on originating, acquiring and asset managing CRE debt investments including first mortgage loans, subordinate interests and mezzanine loans and participations in such loans, as well as preferred equity interests.

•

Commercial Real Estate Equity - Focused on direct and indirect ownership in real estate and real estate assets that may be structurally senior to a third-party partner’s equity and indirect interests in real estate through PE Investments since the underlying collateral in the funds is primarily real estate.

•	Commercial Real Estate Securities - Focused on investing in CMBS, unsecured REIT debt, CDO notes and other securities.

•	Corporate - The corporate segment includes corporate level asset management and other fees—related party and general and administrative expenses.

The Company may also invest in CRE debt investments and equity investments indirectly through joint ventures.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company primarily generates revenue from net interest income on its CRE debt and securities investments and rental and other income from its real estate properties. Additionally, the Company records equity in earnings of unconsolidated ventures, including PE Investments and an investment in a joint venture. The Company’s income is primarily derived through the difference between revenue and the cost at which the Company is able to finance its investments. The Company may also acquire investments which generate attractive returns without any leverage.

The following tables present segment reporting for the years ended December 31, 2017, 2016 and 2015 (dollars in thousands):

Year Ended December 31, 2017	Real Estate Debt	Real Estate Equity	Real Estate Securities	Corporate	Total
Net interest income	$42,042	$4	$7,207	$482	$49,735
Rental and other income	—	43,606	—	—	43,606
Asset management and other fees - related party	—	—	—	(21,381)	(21,381)
Mortgage notes interest expense	—	(14,327)	—	—	(14,327)
Transaction costs	—	—	—	(5,609)	(5,609)
Property operating expenses	—	(12,838)	—	—	(12,838)
General and administrative expenses	(666)	(27)	(39)	(13,310)	(14,042)
Depreciation and amortization	—	(18,772)	—	—	(18,772)
Unrealized gain (loss) on investments	—	(27,773)	—	—	(27,773)
Realized gain (loss) on investments	—	(650)	—	—	(650)

Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	41,376	(30,777)	7,168	(39,818)	(22,051)
Equity in earnings (losses) of unconsolidated ventures	2,791	27,375	—	—	30,166
Income tax benefit (expense)	—	(1,867)	—	—	(1,867)

Net income (loss)	$44,167	$(5,269)	$7,168	$(39,818)	$6,248

Year Ended December 31, 2016	Real Estate Debt	Real Estate Equity	Real Estate Securities	Corporate	Total
Net interest income	$42,548	$6	$6,076	$228	$48,858
Rental and other income	—	43,121	—	—	43,121
Asset management and other fees - related party	—	—	—	(20,222)	(20,222)
Mortgage notes interest expense	—	(13,612)	—	—	(13,612)
Transaction costs	(1,384)	(297)	—	—	(1,681)
Property operating expenses	—	(13,557)	—	—	(13,557)
General and administrative expenses	(391)	(34)	(26)	(9,513)	(9,964)
Depreciation and amortization	—	(20,745)	—	—	(20,745)
Unrealized gain (loss) on investments	—	553	—	—	553
Realized gain (loss) on investments	—	(34)	—	—	(34)

Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	40,773	(4,599)	6,050	(29,507)	12,717
Equity in earnings (losses) of unconsolidated ventures	—	11,611	—	—	11,611
Income tax benefit (expense)	—	(1,879)	—	—	(1,879)

Net income (loss)	$40,773	$5,133	$6,050	$(29,507)	$22,449

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2015	Real Estate Debt	Real Estate Equity	Real Estate Securities	Corporate	Total
Net interest income	$25,340	$4	$202	$8	$25,554
Rental and other income	—	19,603	—	—	19,603
Asset management and other fees—related party	—	—	—	(16,463)	(16,463)
Mortgage notes interest expense	—	(6,778)	—	—	(6,778)
Transaction costs	(1,457)	(5,565)	—	—	(7,022)
Property operating expenses	—	(5,860)	—	—	(5,860)
General and administrative expenses	(336)	—	(4)	(7,935)	(8,275)
Depreciation and amortization	—	(11,812)	—	—	(11,812)

Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	23,547	(10,408)	198	(24,390)	(11,053)
Equity in earnings (losses) of unconsolidated ventures	—	6,021	—	—	6,021
Income tax benefit (expense)	—	(359)	—	—	(359)

Net income (loss)	$23,547	$(4,746)	$198	$(24,390)	$(5,391)

The following table presents total assets by segment as of December 31, 2017 and 2016 (dollars in thousands):

Total Assets	Real Estate Debt	Real Estate Equity(1)	Real Estate Securities	Corporate(2)	Total
December 31, 2017	$945,992	$659,879	$105,896	$21,713	$1,733,480
December 31, 2016	909,240	753,690	92,451	51,619	1,807,000

(1)	Includes investments in private equity funds totaling $197.9 million and $299.7 million as of December 31, 2017 and 2016, respectively.
(2)	Includes cash and cash equivalents, unallocated receivables and deferred costs and other assets, net.

15. Subsequent Events

Distributions

On January 30, 2018, the Company declared and paid to stockholders an aggregate $6.7 million monthly cash distribution for the month of January.

Combination Agreement

On January 31, 2018, the Company closed the transactions contemplated by the Combination Agreement. Pursuant to the terms of the Contribution Agreement, among other things, the Company merged with and into CLNC, with CLNC continuing as the surviving corporation in a stock-for-stock merger, and the Company’s stockholders received approximately 40.4 million shares of CLNC’s Class A common stock. CLNC’s Class A common stock began trading on the New York Stock Exchange on February 1, 2018 under the symbol “CLNC”. Upon completion of the Combination, the Company’s stockholders, the Sponsor and NorthStar Income’s stockholders owned approximately 31%, 37% and 32%, respectively, of CLNC’s Class A common stock on a fully diluted basis.